Exhibit 2.1

PURCHASE AND SALE AGREEMENT,

dated as of April 16, 2013

among

TEAK MIDSTREAM HOLDINGS, LLC

As Seller;

TEAK MIDSTREAM, L.L.C.

As the Company;

AND

ATLAS PIPELINE MID-CONTINENT HOLDINGS, LLC

As Buyer

TABLE OF CONTENTS

ARTICLE I DEFINITIONS		1

ARTICLE II CLOSING		9
2.1	Closing Date	9
2.2	Proceedings at the Closing	9

ARTICLE III SALE AND PURCHASE OF MEMBER INTERESTS; CONSIDERATION		9
3.1	Sale and Purchase of Member Interests	9
3.2	Amount and Form of Consideration	10
3.3	Payment of Consideration	10
3.4	Price Adjustments	11
3.5	Revenues and Expenses	11
3.6	Purchase Price Adjustment	12
3.7	Tax Treatment; Purchase Price Allocation	14

ARTICLE IV REPRESENTATIONS AND WARRANTIES OF THE COMPANY		14
4.1	Corporate Organization	14
4.2	Qualification	15
4.3	Capitalization of the Company	15
4.4	Authority Relative to This Agreement	16
4.5	Noncontravention	17
4.6	Permits	17
4.7	Governmental Approvals	17
4.8	No Litigation	17
4.9	Certain Fees	18
4.10	Transactions with Certain Affiliates and Employees	18
4.11	Audited Financial Statements	18
4.12	Compliance with Laws	18
4.13	Material Contracts	18
4.14	Labor Matters	20
4.15	Employee Matters	20
4.16	Employee Benefit Plans	22
4.17	Taxes	23
4.18	Owned Real Property	23
4.19	Leased Real Property; Rights of Way	24
4.20	Environmental Matters	25
4.21	Insurance	26
4.22	Books and Records	26
4.23	Managers, Directors and Officers	27
4.24	Banks and Accounts	27
4.25	No Undisclosed Liabilities	27
4.26	Absence of Certain Changes	27
4.27	Intellectual Property	27
4.28	Title to Personal Property; Maintenance and Sufficiency	27

4.29	Gas Regulatory Matters	28
4.30	Gas Imbalances	28
4.31	Preferential Rights	28
4.32	Capital Commitments	28

ARTICLE V REPRESENTATIONS AND WARRANTIES OF SELLER		29
5.1	Organization and Good Standing	29
5.2	Authorization of Agreement	29
5.3	Noncontravention	29
5.4	Brokers	29
5.5	Litigation	29
5.6	Ownership of Member Interests	29
5.7	Title	30

ARTICLE VI REPRESENTATIONS AND WARRANTIES OF BUYER		30
6.1	Organization and Good Standing	30
6.2	Authorization of Agreement	30
6.3	Noncontravention	30
6.4	No Default	30
6.5	Litigation	31
6.6	Investment Intent	31
6.7	Disclosure of Information	31
6.8	Funding	31
6.9	Brokers	31

ARTICLE VII ADDITIONAL AGREEMENTS		31
7.1	Further Actions	31
7.2	Conduct of Business Pending the Closing	32
7.3	Employees; Employee Benefits	34
7.4	Access to Information	35
7.5	Books and Records	38
7.6	Regulatory Approvals	38
7.7	Other Actions	38
7.8	LIMITATION AND DISCLAIMER OF IMPLIED REPRESENTATIONS AND WARRANTIES OF THE COMPANY	39
7.9	Change of Company Name	39
7.10	Consents Under Credit Agreement	40
7.11	Waiver from TexStar	40
7.12	No Solicitation; No Competition	40
7.13	Managers’, Directors’ And Officers’ Indemnification	42

ARTICLE VIII BUYER’S ENVIRONMENTAL DUE DILIGENCE EXAMINATION		42
8.1	Environmental Due Diligence Examination	42
8.2	Assertion of Environmental Defects	43
8.3	Environmental Defects	43
8.4	Base Purchase Price Adjustments for Environmental Defects	44

ARTICLE IX CONDITIONS TO THE CLOSING		45
9.1	Buyer’s Conditions	45
9.2	Seller’s Conditions	46

ARTICLE X DELIVERIES AT THE CLOSING		47
10.1	Deliveries to Buyer	47
10.2	Deliveries by Buyer to Seller	48

ARTICLE XI TERMINATION		49
11.1	Termination	49
11.2	Effect of Termination	50

ARTICLE XII INDEMNIFICATION		50
12.1	Seller Indemnification	50
12.2	Buyer Indemnification	50
12.3	Indemnification Procedures	51
12.4	Limits on Indemnification	52
12.5	Manner of Payment and Release of Escrow Account	53

ARTICLE XIII TAXES		54
13.1	Tax Returns and Payments	54
13.2	Cooperation	55
13.3	Sales and Use Taxes	55

ARTICLE XIV CASUALTY LOSSES		55

ARTICLE XV GENERAL		55
15.1	Amendments	55
15.2	Waivers	55
15.3	Notices	56
15.4	Successor and Assigns, Parties in Interest	57
15.5	Severability	57
15.6	Entire Agreement	57
15.7	Schedules	57
15.8	Governing Law; Jurisdiction	58
15.9	Remedies	58
15.10	Expenses	59
15.11	Release of Information; Confidentiality	59
15.12	Certain Construction Rules	59
15.13	Waiver of Conflicts; Attorney Client Privilege	59
15.14	Confidentiality Agreement	60
15.15	Guaranty of Performance	60
15.16	Counterparts	60

Index of Exhibits:

EXHIBIT	DESCRIPTION

Exhibit “A”	Form of Escrow Agreement

Exhibit “B”	Form of Member Interest Assignment

Exhibit “C”	Form of Consulting Agreement

Exhibit “D”	Form of Non-competition Agreement

Exhibit “D-1”	Officers to Sign Non-competition Agreements

Exhibit “E”	Consultants

Index of Schedule References:

Schedule

Schedule 1	Definitions
Schedule 4.1	Subsidiaries
Schedule 4.3(a)	Company Securities
Schedule 4.3(b)	TEAK Companies’ Securities
Schedule 4.3(c)	Joint Venture Securities
Schedule 4.3(d)	Transfer and Voting Restrictions
Schedule 4.5	Consents of the Company
Schedule 4.6	Permits
Schedule 4.8	Litigation
Schedule 4.9	Broker Fees
Schedule 4.10	Transactions with Certain Affiliates and Employees
Schedule 4.12	Compliance with Laws
Schedule 4.13(a)	Material Contracts
Schedule 4.13(b)	Breach of Material Contract
Schedule 4.15(a)(i)	Employees
Schedule 4.15(a)(ii)	Certain Non-Continuing Employees
Schedule 4.15(c)	Terminating Confidentiality and Non-Compete Agreements
Schedule 4.16	Employee Benefit Plans
Schedule 4.17	Taxes
Schedule 4.18(a)	Real Property
Schedule 4.18(b)(i)	Owned Real Property Permitted Encumbrances
Schedule 4.18(b)(ii)	Leases Granted to Third Parties
Schedule 4.19(i)	Real Property Leases
Schedule 4.19(ii)	Encumbered Real Property Leases
Schedule 4.19(iii)	Rights-of-Way
Schedule 4.19(iv)	Rights-of-Way Consents

Schedule 4.20	Environmental Matters
Schedule 4.21(a)	Insurance
Schedule 4.21(b)	Additional Insurance Payments
Schedule 4.23	Managers, Directors and Officers
Schedule 4.24	Banks and Accounts
Schedule 4.25	Company Debt
Schedule 4.26	Absence of Certain Changes
Schedule 4.27	Software Licenses
Schedule 4.28	Tangible Personal Property
Schedule 4.29	Gas Regulatory Matters
Schedule 4.30	Gas Imbalances
Schedule 4.31	Preferential Rights
Schedule 4.32	Capital Commitments
Schedule 5.3	Consents of Seller
Schedule 5.4	Broker Fees
Schedule 7.2(n)	Agreed Capital Expenditures
Schedule 7.12(b)	Restricted Counties

v

PURCHASE AND SALE AGREEMENT

This Purchase and Sale Agreement dated as of April 16, 2013 (this “Agreement”) is entered into by and among Atlas Pipeline Mid-Continent Holdings, LLC, a Delaware limited liability company (“Buyer”), TEAK Midstream, L.L.C., a Delaware limited liability company (the “Company”), and TEAK Midstream Holdings, LLC, a Delaware limited liability company (“Seller”), pertaining to the purchase and sale of 100% of the equity and other ownership interests of the Company, and joining this Agreement for the sole purpose of Section 15.15, Atlas Pipeline Partners, L.P., a Delaware limited partnership (“Parent”).

WHEREAS, Seller owns all the outstanding member and other ownership interests of the Company (the “Member Interests”); and

WHEREAS, Buyer desires to purchase from Seller and Seller desires to sell to Buyer all of the Member Interests on the terms and subject to the conditions set forth in this Agreement.

NOW, THEREFORE, in consideration of the mutual agreements, representations, warranties and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and subject to the conditions contained herein, the parties hereto hereby agree as follows:

ARTICLE I

DEFINITIONS

In addition to the terms defined in Section 1 of the Disclosure Schedule, as used in this Agreement:

“Affiliate” means, as to any Person, any other Person which, directly or indirectly Controls, is Controlled by, or is under common Control with such Person; provided, however, that notwithstanding the foregoing, neither TexStar, nor any of its Affiliates (other than the Joint Ventures or any of their respective subsidiaries) shall be considered an “Affiliate” of the Company or Seller.

“Ancillary Documents” means the Consulting Agreements, the Non-competition Agreements and all other documents and instruments executed in connection herewith.

“Audited Financial Statements” means the consolidated balance sheets of the Company and its Subsidiaries as of December 31, 2010, December 31, 2011 and December 31, 2012 with the related statements of income and retained earnings and of cash flows for the three years then ended, audited by Hein & Associates LLP.

“Business Day” means a day other than a Saturday, Sunday or day on which commercial banks in the United States are authorized or required to be closed for business.

“CERCLA” has the meaning specified in the definition of “Environmental Laws.”

“CERCLIS” means the Comprehensive Environmental Response, Compensation and Liability Information System List.

“Code” means the Internal Revenue Code of 1986, as amended.

“Company Debt” means, except for accounts and obligations owed by the Company to any of its Subsidiaries or owed by a Subsidiary of the Company to the Company and/or one or more of its Subsidiaries, (a) all indebtedness of the Company and its Subsidiaries for the repayment of borrowed money, whether or not represented by bonds, debentures, notes or similar instruments, all accrued and unpaid interest thereon, and all premiums, prepayment penalties, fees and other amounts in respect thereof; (b) all obligations of the Company and its Subsidiaries as lessee or lessees under leases that have been recorded by the Company as capital leases in accordance with GAAP; (c) all obligations of the Company and its Subsidiaries issued or assumed as the deferred purchase price of property, all conditional sale obligations of the Company and its Subsidiaries and all obligations of the Company and its Subsidiaries under any title retention agreement (excluding trade accounts payable and other accrued current liabilities arising in the ordinary course of business, but including the current liability portion of any indebtedness for borrowed money); (d) all obligations of the Company and its Subsidiaries for the reimbursement of any obligor on any letter of credit, banker’s acceptance or similar credit transaction; (e) all obligations of the Company and its Subsidiaries under interest rate or currency swap transactions (valued at the termination value thereof); (f) the liquidation value, accrued and unpaid dividends and prepayment or redemption premiums and penalties (if any), unpaid fees or expense and other monetary obligations in respect of any and all redeemable preferred stock of the Company and its Subsidiaries; (g) all obligations of the type referred to in clauses (a) through (f) of the Company and its Subsidiaries for the payment of which such Person is responsible or liable, directly or indirectly, as obligor, guarantor, surety or otherwise, including guarantees of such obligations; and (h) all obligations of the type referred to in clauses (a) through (g) of other Persons secured by (or for which the holder of such obligations has an existing right, contingent or otherwise, to be secured by) any Lien on any property or asset of the Company or a Subsidiary (whether or not such obligation is assumed by the Company or a Subsidiary).

“Company Transaction Costs” means all legal and investment banking fees, costs and expenses incurred by the TEAK Companies primarily in connection with the preparation for, structuring, negotiation or consummation of the transactions contemplated by this Agreement and the other agreements, documents and instruments required to be executed in accordance herewith, including the fees, costs and expenses of Thompson & Knight LLP and Evercore Group L.L.C.

“Company’s Knowledge” means actual knowledge after reasonable investigation of A. Chris Aulds, Jim Wales, Henry H. Moomaw, Gayle Muench, Tony Pack and Gary E. Conway.

“Company’s Senior Lender” means Comerica Bank.

“Confidentiality Agreement” means that certain Confidentiality Agreement by and between the Company and Buyer.

“Confidentiality and Non-Compete Agreement” means those certain Confidentiality and Non-Compete Agreements between the Company and certain key employees dated as of the commencement of employment of each of such employees.

“Contract” means any contract, agreement, arrangement, indenture, note, bond, loan, instrument, lease, conditional sale contract, mortgage, license, franchise, insurance policy or commitment, whether written or oral.

“Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise, and “Controlled” and “Controlling” have the meanings correlative thereto.

“Credit Agreement” means that certain Term Loan Agreement, dated as of April 5, 2012 by and among the Company, as Borrower, the Company’s Senior Lender, and certain other financial institutions, as banks, as amended by that certain First Amendment to Term Loan Agreement and Omnibus Assignment dated June 26, 2012 and that certain Second Amendment to Term Loan Agreement and Consent dated February 11, 2013 (as further amended and supplemented as of the date hereof).

“Current Assets” means, as of the Effective Time, the TEAK Companies’ combined (a) cash and cash equivalents (including restricted cash), (b) accounts receivable (including trade receivables, unbilled receivables, claims and other receivables), (c) inventory, (d) prepaid expenses (including prepaid insurance premiums), (e) deposits and (f) other current assets; provided that Current Assets shall not include any deferred Tax assets of Seller.

“Current Liabilities” means, as of the Effective Time, the TEAK Companies’ combined (a) accounts payable (other than accounts payable in connection with capital expenditures incurred by the TEAK Companies after the Effective Time), (b) accrued liabilities, (c) any other short term liabilities or accruals and (d) Tax liabilities payable in the current period; provided that Current Liabilities shall not include (x) any deferred Tax liabilities, (y) any amounts owing pursuant to the Credit Agreement, or (z) any long term indebtedness of any of the TEAK Companies.

“Effective Time” means 12:00 a.m. Dallas, Texas time on April 1, 2013.

“Employee Benefit Plans” means any “employee benefit plan” within the meaning of Section 3(3) of ERISA (including, but not limited to, employee benefit plans that are not subject to the provisions of ERISA) and any material bonus, deferred compensation, incentive compensation, equity ownership, equity purchase, equity option, phantom equity, vacation, severance, change in control, disability, death benefit, hospitalization or insurance plan, agreement, arrangement, program or practice, in all cases, providing benefits to any present or former employee, officer, director or contractor of the Company or any of its Subsidiaries and maintained and administered by the Company, its Subsidiaries or Insperity.

“Environmental Law” means any Law of any Governmental Authority whose purpose is to conserve or protect human health or safety, the environment, wildlife or natural resources or the handling, transportation, disposal, remediation, exposure to or release into the environment of

Hazardous Materials, including: the Clean Air Act, as amended, the Federal Water Pollution Control Act, as amended, the Rivers and Harbors Act of 1899, as amended, the Safe Drinking Water Act, as amended, the Comprehensive Environmental Response, Compensation and Liability Act, as amended (“CERCLA”), the Superfund Amendments and Reauthorization Act of 1986, as amended, the Resource Conservation and Recovery Act of 1976, as amended, the Hazardous and Solid Waste Amendments Act of 1984, as amended, the Toxic Substances Control Act, as amended, the Occupational Safety and Health Act, as amended, and the Hazardous Materials Transportation Act, as amended.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules promulgated thereunder.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“Financing Sources” means the Persons that have committed to provide or otherwise entered into agreements in connection with the debt financings in connection with the transactions contemplated hereby, together with their Affiliates, officers, directors, employees and representatives involved in providing such debt financings and their successors and assigns.

“GAAP” means accounting principles generally accepted in the United States of America as in effect from time to time and applied on a consistent basis.

“Governmental Authority” means any court or tribunal (including any arbitral tribunal) in any jurisdiction (domestic or foreign) or any federal, state, county, local, tribal or other government or quasi-governmental regulatory body and any of their respective subdivisions, agencies, instrumentalities, authorities, commissions, boards, bureaus, or instrumentalities.

“Hazardous Material” means (i) any “hazardous substance,” as defined by CERCLA; (ii) any “hazardous waste” or “solid waste,” in either case as defined by the Resource Conservation and Recovery Act, as amended; (iii) any solid, hazardous, dangerous or toxic chemical, pollutant, contaminant, material, waste or substance, the use, handling, presence or release of which is regulated by or pursuant to any Environmental Law; (iv) any asbestos containing materials in any form or condition; (v) any polychlorinated biphenyls in any form or condition; (vi) petroleum, petroleum hydrocarbons, or any fraction or byproducts thereof; or (vii) any air pollutant which is so designated by the U.S. EPA as authorized by the Clean Air Act.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder.

“Injunction” means a temporary restraining order, preliminary or permanent injunction or other order issued by a court of competent jurisdiction, an order of a Governmental Authority having jurisdiction over any party hereto, or any legal restraint or prohibition.

“Intellectual Property” means (a) patent rights, (b) trademark, trade name, service mark and service name rights, (c) copyrights and (d) other proprietary intellectual property rights, and all pending applications for the registration of any of the foregoing.

“Joint Venture LLC Agreements” mean the T2 Eagle Ford LLC Agreement, the T2 LaSalle LLC Agreement and the T2 EF Cogeneration Holdings LLC Agreement.

“Joint Ventures” mean T2 Eagle Ford LLC, T2 LaSalle LLC and T2 EF Cogeneration Holdings LLC.

“Law” means any federal, state, local or foreign law, statute, rule, ordinance, code, Permit or regulation or common law.

“Legal Proceeding” means any judicial, administrative or arbitral action, suit, proceeding (public or private), litigation, investigation, complaint, claim, action, charge, dispute, governmental proceeding or other similar formal proceeding.

“Lien” means any lien, pledge, mortgage, deed of trust, security interest, attachment, right of first refusal, option, easement, covenant, encroachment, encumbrance or any other adverse claim whatsoever.

“LLC Agreement” means that certain Amended and Restated Limited Liability Company Agreement, dated effective as of April 1, 2013, by and between the Company and Seller.

“Material Adverse Effect” means:

(i) as to Buyer or Seller, any change, event or circumstance (whether or not constituting a breach of a representation, warranty or covenant set forth in this Agreement) which, individually or in the aggregate, would materially impair such Person’s ability to consummate the transactions contemplated by this Agreement or prevent the consummation of any of the transactions contemplated hereby; and

(ii) as to the Company, (A) any change, event or circumstance materially and adversely affecting the business, assets, liabilities, financial condition or operations (including results of operations) of the Company and its Subsidiaries, taken as a whole (whether or not constituting a breach of a representation, warranty or covenant set forth in this Agreement); provided, however, that no such loss, liability, change, event or circumstance shall be deemed (individually or in the aggregate) to constitute, nor shall any of the foregoing be taken into account in determining whether there has been or may be, a Material Adverse Effect, to the extent that such loss, liability, change, event or circumstance results from, arises out of, or relates to (1) changes in general legal, tax, regulatory, political, business, economic or other changes that, in each case, generally affect the oil and gas industry (including, without limitation, changes in oil and gas prices); (2) the outbreak or escalation of hostilities involving the United States, the declaration by the United States of a national emergency or war or the occurrence of any acts of terrorism (other than those directed at the Company, its assets or customers); (3) the disclosure of the fact that Buyer is the prospective acquirer of the Company; (4) any change in accounting requirements or principles imposed upon the Buyer, the Company, its Subsidiaries or their respective businesses by any change in GAAP or any change in applicable Laws, or the interpretation thereof, after the date of this Agreement; (5) actions taken by Buyer or any of its Affiliates other than as required by this Agreement;

(6) any action taken by the Company or Seller at the request or with the consent of Buyer; (7) any failure by the Company to meet any internal or published projections, forecasts, estimates or predictions in respect of revenues, earnings or other financial or operating metrics for any period; (8) any increase in operating costs that results from general market conditions or any reduction in volumes that does not result from a specific adverse incident affecting the Company or any of its Subsidiaries or a specific customer; or (9) any adjustments made pursuant to Section 3.4 or Section 3.6 (except, in the case of items (1), (2), (4), and (8) of the foregoing clause (A), to the extent such changes or developments have a disproportionate impact on the Company and the Subsidiaries, taken as a whole, relative to other Persons to the extent such other Persons operate in the same geographic area and in the principal industry sector or sectors in which the Company and/or the Subsidiaries operate) or (B) any change, event or circumstance (or related series thereof) which individually or in the aggregate would materially impair the Company’s ability to consummate the transactions contemplated by this Agreement or prevent the consummation of the transactions contemplated hereby.

“Most Recent Financial Statements” means the unaudited consolidated balance sheets and the related statements of income and retained earnings of the Company and the Subsidiaries as of and for the months ended January 31, 2013 and February 28, 2013.

“Net Working Capital” means Current Assets minus Current Liabilities.

“NGP Letter Agreement” means that certain Letter Agreement dated April 5, 2012 by and among Natural Gas Partners IX, L.P., a Delaware limited partnership, NGP IX, the Company and the other parties thereto.

“NGP IX” means NGP IX US Holdings, LP, a Delaware limited partnership.

“Official Action” means any domestic or foreign decision, order, writ, injunction, decree, judgment, award or any determination, both as presently existing and effective or presently existing and as may become effective in the future, by any Governmental Authority, court, administrative body, or other tribunal.

“Order” means any order, charge, judgment, Injunction, ruling, writ, award or decree.

“Permit” means any permit, license, certificate (including a certificate of occupancy) registration, authorization, application, filing, notice, qualification, waiver of any of the foregoing or approval of a Governmental Authority.

“Person” means any natural person, corporation, partnership, limited liability company, trust, unincorporated organization, Governmental Authority, or other entity.

“Related Party” means (i) any Affiliate of the Company, (ii) any Subsidiary, (iii) Seller (iv) any Affiliate of Seller, or (v) any officer, manager, director or member of Seller, the Company, any Subsidiary or any Affiliate of the Company or Seller.

“Schedule” means a disclosure schedule provided by Seller to Buyer pursuant to this Agreement.

“SEC” means the United States Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933, as amended.

“Tax” or “Taxes” means all income, profits, franchise, gross receipts, capital, sales, use, withholding, value added, ad valorem, transfer, employment, social security, disability, occupation, asset, property, severance, documentary, stamp, excise and other taxes, duties, unclaimed property or escheat obligations and similar governmental charges or assessments imposed by or on behalf of any Governmental Authority and any interest, fines, penalties or additions relating to any such tax, duty, charge or assessment together with any obligation of another Person for such amounts as a result of membership in a consolidated or combined reporting group, as transferee or successor, or as an indemnitor.

“Tax Return” means any return, report, information statement, or similar statement required to be filed with respect to any Taxes (including any attached schedules), including, without limitation, any information return, claim for refund, amended return and declaration of estimated Tax.

“TEAK Companies” means the Company, TEAK Texana Pipeline, TEAK Texana, Texana Midstream Holding Company LP, a Texas limited partnership, Texana Gas Utility Company LP, a Texas limited partnership, TEAK Texana Transmission Company LP, a Texas limited partnership, and Texana Midstream Company LP, a Texas limited partnership.

“TEAK Texana” means TEAK Texana Processing Company LP, a Texas limited partnership.

“TEAK Texana Pipeline” means TEAK Texana Pipeline Company LLC, a Texas limited liability company.

“TexStar” means TexStar Midstream Services, LP, a Texas limited partnership.

“T2 Eagle Ford LLC” means T2 Eagle Ford Gathering Company LLC, a Delaware limited liability company.

“T2 Eagle Ford LLC Agreement” means that certain Limited Liability Company Agreement of T2 Eagle Ford LLC, dated February 17, 2012, as amended by that certain Amendment No. 1 to Limited Liability Company Agreement of T2 Eagle Ford LLC, dated May 30, 2012, and as amended by that certain Contribution Agreement and First Amendment to Limited Liability Company Agreement of T2 Eagle Ford LLC, dated March 4, 2013.

“T2 EF Cogeneration Holdings LLC” means T2 EF Cogeneration Holdings LLC, a Delaware limited liability company.

“T2 EF Cogeneration Holdings LLC Agreement” means that certain Limited Liability Company Agreement of T2 EF Cogeneration Holdings LLC, dated March 4, 2013.

“T2 LaSalle LLC” means T2 LaSalle Gathering Company LLC, a Delaware limited liability company.

“T2 LaSalle LLC Agreement” means that certain Limited Liability Company Agreement of T2 LaSalle LLC, dated March 4, 2013.

List of Defined Terms:

Term	Defined in Section
Allocation	3.7(b)
Agreement	Preamble
Assignment	10.1(a)
Base Purchase Price	3.2
Buyer	Preamble
Buyer’s Environmental Review	8.1
Casualty Loss	ARTICLE XIV
Closing	2.1
Closing Date	2.1
Closing Date Amounts	3.3(a)(iv)
Closing Item Arbitrator	3.6(b)
Company	Preamble
Consulting Agreements	10.1(i)
Covered Parties	7.13
Credit Agreement Indebtedness Amount	3.3(a)(iii)
Cure Period	11.1(b)(i)
Current Representation	15.13(a)
Defect Notice	8.2
Designated Persons	15.13(a)
Employees	4.15(a)
Environmental Arbitrator	8.4(b)
Environmental Defect	8.3
Environmental Defect Amount	8.3
Escrow Account	3.3(a)(ii)
Escrow Agent	3.3(a)(ii)
Escrow Agreement	3.3(a)(ii)
Escrow Funds	3.3(a)(ii)
Estimated Balance Sheet	3.6(a)
Estimated Closing Items	3.6(a)
Estimated Net Working Capital	3.6(a)
Estimated Purchase Price	3.6(a)
Examination Period	8.1
Final Balance Sheet	3.6(b)
Final Closing Items	3.6(b)
Final Net Working Capital	3.6(b)
Final Payment Amount	3.6(b)
Final Purchase Price	3.6(b)
Fundamental Representations	12.4(b)
Indemnified Party	12.3(a)
Indemnifying Party	12.3(a)
Insperity	4.15(a)

Insperity Agreement	4.15(a)
Joint Venture Subsidiaries	4.3(c)
Losses	12.1
Material Contracts	4.13
Member Interests	Recitals
NGA	4.29
Non-competition Agreements	10.1(j)
Parent	Preamble
Permitted Encumbrances	4.18(b)
Post-Closing Representation	15.13(a)
Purchase Price	3.2
Real Property	4.18(a)
Real Property Leases	4.19
Restricted Information	7.4(c)
Rights-of-Way	4.19
Seller	Preamble
Site Assessment	7.4(a)
Subsidiary and Subsidiaries	4.1
Subject Marks	7.9
Termination Date	11.1(b)(iii)
TexStar	7.11
Treasury Regulations	3.7(b)

ARTICLE II

CLOSING

2.1 Closing Date. The closing of the transactions contemplated hereby (the “Closing”) shall take place at the offices of Thompson & Knight LLP, 1722 Routh Street, Suite 1500, Dallas, Texas at 10:00 a.m., Central Time, on the third Business Day following the satisfaction or waiver of the conditions set forth in ARTICLE IX (other than those to be satisfied at the Closing) or such other date agreed upon by the parties (but not later than the Termination Date). (The date and time on which the Closing, as it may have been adjourned, occurs is the “Closing Date”).

2.2 Proceedings at the Closing. All proceedings to be taken and all documents to be executed and delivered by all parties at the Closing shall be deemed to have been taken and executed simultaneously, and no proceedings shall be deemed taken nor any documents executed or delivered until all have been taken, executed and delivered.

ARTICLE III

SALE AND PURCHASE OF MEMBER INTERESTS; CONSIDERATION

3.1 Sale and Purchase of Member Interests. On the Closing Date, subject to the terms and conditions set forth herein, Seller will sell, transfer, convey, assign and deliver to Buyer, and Buyer will purchase from Seller, the Member Interests.

3.2 Amount and Form of Consideration. The total purchase price to be paid by Buyer to Seller in consideration of the Member Interests is One Billion ($1,000,000,000) in United States dollars (the “Base Purchase Price”), subject to adjustment as provided in Section 3.4 (the Base Purchase Price, as so adjusted, is the “Purchase Price”).

3.3 Payment of Consideration.

(a) In consideration of the sale, transfer, conveyance, assignment and delivery of the Member Interests, Buyer will, subject to adjustment pursuant to Section 3.4 hereof:

(i) pay to Seller an amount equal to (i) the Estimated Purchase Price minus (ii) the Escrow Amount, by wire transfer of immediately available funds on the Closing Date in accordance with the instructions of Seller delivered to Buyer not later than three Business Days prior to the Closing;

(ii) deposit an amount equal to the Escrow Amount (such cash, together with any accrued interest after the Closing Date, the “Escrow Funds”) into an escrow account (the “Escrow Account”), which shall be established pursuant to an escrow agreement (the “Escrow Agreement”), which Escrow Agreement shall be entered into on the Closing Date, in the form attached hereto as Exhibit “A”, among Buyer, Seller and Wells Fargo Bank, National Association, as escrow agent (or such other escrow agent as Buyer and Seller mutually agree, the “Escrow Agent”).

(iii) pay or cause to be paid (or, in a form deemed satisfactory by Seller, continued in place without any continuing liabilities or obligations with respect thereto or arising therefrom of Seller, any direct or indirect equity holder of Seller or any of their respective Affiliates, including, without limitation, any obligation to contribute capital to the Company, the Senior Lender or otherwise in conjunction with the Credit Agreement) the aggregate amount of indebtedness outstanding under the Credit Agreement as of the Closing Date, plus costs and expenses of legal counsel to the Company’s Senior Lender and any other amounts payable under or in connection with the Credit Agreement, which in the interest of clarity includes any amounts payable by the Company pursuant to the NGP Letter Agreement, the amount of which must be specified in a notice from Seller to Buyer not less than three days prior to the Closing Date (the “Credit Agreement Indebtedness Amount”); and

(iv) pay or cause the Company to pay the Company Transaction Costs that remain outstanding as of the Closing Date, the amount of which must be specified in a notice from Seller to Buyer not less than three days prior to the Closing Date (the amounts assumed or paid pursuant to (i) through (iv) above collectively referred to herein as the “Closing Date Amounts”).

(b) No interest shall accrue or be paid on the consideration payable to any Person pursuant to this ARTICLE III upon the delivery of the Purchase Price.

3.4 Price Adjustments. The Base Purchase Price will be adjusted:

(a) upward by the aggregate amount of capital expenditures of the Company and each Subsidiary (to the extent funded by Seller), without duplication of any amount, between the Effective Time and the Closing;

(b) as provided in Section 3.5;

(c) either (i) upward by an amount equal to the Estimated Net Working Capital if the Estimated Net Working Capital is a positive number or (ii) downward by an amount equal to absolute value of the Estimated Net Working Capital if the Estimated Net Working Capital is a negative number;

(d) downward by the Company Transaction Costs as specified pursuant to Section 3.3(a)(iv);

(e) downward by the Credit Agreement Indebtedness Amount;

(f) to the extent not taken into account as a Current Liability in the determination of Net Working Capital or otherwise borne or paid by Seller, downward by the amount of ad valorem, personal property and similar Taxes allocated to Seller pursuant to Section 13.1(c);

(g) upward by the amount of ad valorem, personal property and similar Taxes allocated to Buyer pursuant to Section 13.1(c), but paid by Seller pursuant to Section 13.1(a); and

(h) downward, to the extent provided by ARTICLE VIII; and

(i) downward, in the amount of any dividend or other distribution (whether in stock or property) by the Company to Seller with respect to the Company’s Membership Interests between the Effective Time and the Closing.

3.5 Revenues and Expenses.

(a) Except as otherwise set forth in this Agreement and without duplication, Buyer will bear all expenses that are attributable to the Company and the Subsidiaries (to the extent directly or indirectly allocable to the Company) on or after the Effective Time and Buyer will receive all revenues (including any refunds of prepaid expenses (including prepaid insurance premiums)) that are attributable to the Company and the Subsidiaries (to the extent directly or indirectly allocable to the Company) on or after the Effective Time.

(b) Except as otherwise set forth in this Agreement and to the extent not already reflected in other adjustments set forth in Section 3.4 and without duplication, appropriate adjustments to the Base Purchase Price shall be made between Buyer and Seller so that Seller will bear all expenses that are incurred by the Company and the Subsidiaries (to the extent directly or indirectly allocable to the Company) in the operation of the Company or the Subsidiaries before the Effective Time, and Seller will receive all revenues and all documented reimbursements by the Company and the

Subsidiaries (to the extent directly or indirectly allocable to the Company) to Seller of amounts that are attributable to the Company and the Subsidiaries before the Effective Time that are not reflected in Net Working Capital.

3.6 Purchase Price Adjustment.

(a) Seller shall prepare and deliver to Buyer not less than three (3) Business Days prior to the Closing Date (i) an estimated balance sheet of the TEAK Companies (on a consolidated basis) as of the Effective Time (together with supporting documentation reasonably necessary for Buyer to verify such balance sheet, the “Estimated Balance Sheet”), (ii) worksheets showing Seller’s estimate of the Net Working Capital derived from the Estimated Balance Sheet (based upon, and subject to the adjustments set forth in, the definitions of Current Assets and Current Liabilities) (the “Estimated Net Working Capital”) and (iii) Seller’s estimate of the Purchase Price as adjusted pursuant to Section 3.4 (the “Estimated Purchase Price”). The Estimated Balance Sheet, the Estimated Net Working Capital and the Estimated Purchase Price (together, the “Estimated Closing Items”) shall be prepared on a basis consistent with the past practices of the TEAK Companies.

(b) No later than sixty (60) calendar days after the Closing Date (or such later date as mutually agreed by Buyer and Seller), Seller shall prepare and deliver to Buyer (i) a balance sheet of the TEAK Companies (on a consolidated basis) as of the Effective Time (together with supporting documentation reasonably necessary for Buyer to verify such balance sheet, the “Final Balance Sheet”), (ii) worksheets showing Seller’s calculation of the Net Working Capital derived from the Final Balance Sheet (based upon, and subject to the adjustments set forth in, the definitions of Current Assets and Current Liabilities) (the “Final Net Working Capital”) and (iii) Seller’s calculation of the Purchase Price as adjusted pursuant to Section 3.4 (the “Final Purchase Price”), in each case, together with a worksheet showing the difference, if any, between any Estimated Closing Item and the corresponding Final Closing Item (as defined below). The Final Balance Sheet, the Final Net Working Capital and the Final Purchase Price (together, the “Final Closing Items”) shall be prepared on a basis consistent with past practice of the TEAK Companies and consistent with the principles and assumptions used in preparation of the Estimated Closing Items. If Seller does not deliver the Final Closing Items in accordance with this Section 3.6 on or before the sixtieth (60th) calendar day after the Closing Date (or such later date as mutually agreed by Buyer and Seller), Buyer shall have the right to prepare such Final Closing Items on or before the ninetieth (90th) day after the Closing Date (or such later date as mutually agreed by Buyer and Seller), in which case the relative obligations of Buyer and Seller in the remainder of this Section 3.6 shall be switched. Buyer and Seller shall promptly provide to each other all documents reasonably requested by the other to verify any of the items set forth in the Final Closing Item calculations. Buyer shall have the right for thirty (30) days following receipt of the Final Closing Items to object to the Final Balance Sheet, the proposed calculation of the Final Net Working Capital and the proposed calculation of the Final Purchase Price (other than with respect to an Environmental Defect or an Environmental Defect Amount, which shall be determined exclusively in accordance with ARTICLE VIII). Buyer and its representatives shall be entitled to reasonable access during normal business hours to all books and records of Seller as may be reasonably requested by Buyer for the purpose of this Section 3.6(b). Any objection made by Buyer shall be made in writing and shall set forth such objection in reasonable detail. Buyer shall be deemed to have waived any rights to object under this Section 3.6(b) unless Buyer furnishes its written objections to Seller within such thirty (30) day period. If Buyer delivers an objection within such thirty (30) day period, then Buyer and Seller shall endeavor in good faith to resolve the objections. If, at the end of a fifteen (15) day period from the date of delivery of any objection by Buyer or such longer period as may be mutually agreed by Buyer and Seller, there are any objections that remain in dispute, then the remaining objections in dispute shall be submitted for resolution to the accounting firm of Ernst & Young LLP (the “Closing Item Arbitrator”). The Closing Item Arbitrator shall determine the Final Purchase Price as promptly as reasonably practicable after the objections that remain in dispute are submitted to it, but in any event within thirty (30) days after such objections that remain in dispute are submitted to it. If any objections are submitted to the Closing Item Arbitrator for resolution, (i) each of Buyer and Seller shall furnish to the Closing Item Arbitrator such workpapers and other documents and information relating to such objections as the Closing Item Arbitrator may request and are reasonably available to that party (or its independent public accountants) and will be afforded the opportunity to present to the Closing Item Arbitrator any material relating to the determination of the matters in dispute and to discuss such determination with the Closing Item Arbitrator; (ii) the Closing Item Arbitrator must not adopt an amount of the Final Purchase Price that is greater than the amount submitted by Seller or less than the amount submitted by Buyer; and (iii) the determination by the Closing Item Arbitrator of the Final Purchase Price, as set forth in a written notice delivered to both Buyer and Seller by the Closing Item Arbitrator, shall be made in accordance with this Agreement and shall be binding and conclusive on the parties and, absent manifest error, shall constitute an arbitral award that is final, binding and unappealable and upon which a judgment may be entered by a court having jurisdiction thereof. Buyer and Seller shall each bear their own legal fees and other costs in connection with any such objection; provided that Buyer, on one hand, and Seller, on the other hand, shall bear one-half of the costs and expenses of the Closing Item Arbitrator. Notwithstanding anything in this Agreement to the contrary, but subject to Section 3.6(c) and ARTICLE VIII, the Closing Item Arbitrator and procedures set forth herein shall be the sole method for resolving any disputes regarding the Final Purchase Price (other than with respect to an Environmental Defect or an Environmental Defect Amount, which shall be determined exclusively in accordance with ARTICLE VIII) or the provisions of this Section 3.6. Following the final determination of the Final Purchase Price pursuant to this Section 3.6, if the reconciliation of the Final Purchase Price with the Estimated Purchase Price results in a cumulative amount payable to either Buyer or Seller (“Final Payment Amount”) of more than Fifty Thousand Dollars ($50,000), the amount of the Final Payment Amount shall be promptly (but in any event within five (5) Business Days of the determination of the Final Payment Amount) paid by Buyer or Seller, as applicable, by wire transfer in immediately available funds to Seller or Buyer, as applicable, to an account designated by such payee.

(c) Notwithstanding anything in this Section 3.6 to the contrary, any dispute regarding an Environmental Defect or an Environmental Defect Amount shall be determined exclusively in accordance with ARTICLE VIII.

3.7 Tax Treatment; Purchase Price Allocation.

(a) Buyer and Seller acknowledge that the transactions under this Agreement will be treated for federal income Tax purposes as a purchase and sale of the assets of the Company and that such purchase and sale constitutes an applicable asset acquisition pursuant to Section 1060 of the Code.

(b) Seller shall engage a firm experienced in such matters and reasonably acceptable to Buyer to conduct an appraisal and determine the fair market value of the assets of the Company and the Subsidiaries and an allocation (the “Allocation”) of the Base Purchase Price, as adjusted hereunder, among the assets of the Company and the Subsidiaries for Tax purposes in a manner consistent with Section 1060 of the Code and the regulations promulgated thereunder (the “Treasury Regulations”), based upon the fair market values of such assets. Buyer and Seller agree that, in general, the amounts allocated to the assets that constitute tangible personal property of the Company or the Subsidiaries shall approximate the replacement cost of such assets, as determined by the appraiser. The cost of such appraisal shall be borne one-half by Seller and one-half by Buyer. The parties shall instruct the appraiser that the Allocation should be final within 90 days after the Closing, and shall use commercially reasonable efforts to cooperate with the appraiser and each other to achieve such goal. Seller and Buyer agree to allocate the Purchase Price among such assets and report the transactions contemplated hereby on all Tax Returns (including, but not limited to Form 8594 and the reporting under Sections 751 and 755 of the Code and the Treasury Regulations thereunder) in a manner consistent with the values of such assets as so appraised. Neither Seller nor Buyer shall take, or shall permit any of their respective Affiliates to take, any position inconsistent with the Allocation on any Tax Return or otherwise, unless required to do so by applicable Law or a “determination,” within the meaning of Section 1313(a)(1) of the Code.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

The Company hereby represents and warrants to Buyer as of the date hereof and as of the Closing Date as follows:

4.1 Corporate Organization. The Company is a limited liability company duly organized, validly existing and in good standing under the laws of the State of Delaware and has all requisite corporate power and authority to own, lease and operate its properties and to carry on its business as now being conducted. The Company has no direct or indirect subsidiaries other than the Joint Ventures and the subsidiaries (including all subsidiaries of the Joint Ventures) listed on Schedule 4.1, each of which is duly organized, validly existing and in good standing under the laws of its state of formation and has all requisite limited liability company or limited partnership power, as applicable, and authority to own, lease and operate its properties and to carry on its business as now being conducted (the Joint Ventures and the subsidiaries listed on Schedule 4.1 are each referred to herein as a “Subsidiary” and are collectively known as the “Subsidiaries”). The Company has delivered or made available to Buyer true and complete copies of the LLC Agreement, the Joint Venture LLC Agreements and all other organizational documents concerning the Company and its Subsidiaries (i.e., certificates of organization and partnership agreements, limited liability company agreements or the equivalent to which the Company or one of the Subsidiaries is a party or is subject). None of the Company, any of the other TEAK Companies, or, to the Knowledge of the Company, any of its other Subsidiaries is in default under or in violation of any provision in such governing documents.

4.2 Qualification. The Company and each of the Subsidiaries is duly qualified or licensed to do business and is in good standing in each jurisdiction where the conduct of its business requires such qualification or licensing.

4.3 Capitalization of the Company.

(a) Schedule 4.3(a) sets forth all of the issued and outstanding Member Interests and all issued and outstanding capital or other equity interests in the Company. All of the outstanding and authorized Member Interests are owned by Seller. Other than as set forth in Schedule 4.3(a), there are and as of the Closing Date there shall be no outstanding options, subscriptions, warrants, calls, commitments, pre-emptive rights or other rights obligating the Company to issue or sell any member interests or equity interests of any kind or any securities convertible into or exercisable for any member interest or equity interest of any kind, or otherwise requiring Seller or the Company to give any Person the right to receive any benefits or rights similar to any rights enjoyed by or accruing to the holders of Member Interests or the Company or any rights to participate in the equity or net income of Seller or the Company. All of the issued Member Interests were issued, and to the extent purchased or transferred, have been so purchased or transferred, in compliance with all applicable Laws, including federal and state securities laws, and any preemptive rights and any other statutory or contractual rights of Seller.

(b) Schedule 4.3(b) sets forth all of the issued and outstanding capital or other equity interests in the TEAK Companies. Except as set forth on Schedule 4.3(b), the Company, directly or indirectly, owns all issued and outstanding capital of and other equity interests in the TEAK Companies, and there are no outstanding options, subscriptions, warrants, calls, commitments, pre-emptive rights or other rights in favor of any Person other than the Company or any of the other TEAK Companies obligating the Company or any of the other TEAK Companies to issue or sell any capital or other equity interests of any of the TEAK Companies or any securities convertible into or exercisable for any capital or other equity interests of any TEAK Companies, or otherwise requiring the Company or any of the other TEAK Companies to give any Person (other than the Company or any of the other TEAK Companies) the right to receive any benefits or rights similar to any rights enjoyed by or accruing to the holders of capital or other equity interests of any of such TEAK Companies or any rights to participate in the equity or net income of any of such TEAK Companies. All issued and outstanding capital and other interests in the TEAK Companies are free and clear of all Liens (other than restrictions on transfer pursuant to applicable securities Laws, the respective organizational documents of such TEAK Companies and Liens under the Credit Agreement, which will be released at or prior to the Closing).

(c) Schedule 4.3(c) sets forth all of the issued and outstanding capital or other equity interests held by TEAK or any of the other TEAK Companies and, to the Company’s Knowledge, TexStar in the Joint Ventures and each other Subsidiary that is not a TEAK Company (the subsidiaries of the Joint Ventures collectively referred to as the “Joint Venture Subsidiaries”). Except as set forth on Schedule 4.3(c), the Company or, to the Company’s Knowledge, TexStar, directly or indirectly, own all issued and outstanding capital of and other equity interests in the Joint Venture Entities, and there are no outstanding options, subscriptions, warrants, calls, commitments, pre-emptive rights or other rights in favor of any Person other than any of the TEAK Companies, or, to the Company’s Knoweldge, TexStar or an Affiliate of TexStar obligating the Joint Venture Entities to issue or sell any capital or other equity interests in the Joint Venture Entities or any securities convertible into or exercisable for any capital or other equity interests in the Joint Venture Entities, or otherwise requiring any of the Joint Venture Entities to give any Person (other than the Company, any other of the TEAK Companies, TexStar or an Affiliate of TexStar) the right to receive any benefits or rights similar to any rights enjoyed by or accruing to the holders of capital or other equity interests of any of the Joint Venture Entities or any rights to participate in the equity or net income of any such entity. All issued and outstanding capital and other interests held by any of the TEAK Companies in the Joint Ventures are free and clear of all Liens (other than restrictions on transfer pursuant to applicable securities Laws, the respective organizational documents of such TEAK Companies and Liens under the Credit Agreement, which will be released at or prior to the Closing). To the Company’s Knowledge, all issued and outstanding capital and other interests held by the Joint Ventures in the Joint Venture Subsidiaries are free and clear of all Liens (other than restrictions on transfer pursuant to applicable securities Laws, the respective organizational documents of such Joint Ventures and Liens under the Credit Agreement, which will be released at or prior to the Closing).

(d) Neither the Company nor any Subsidiary owns, directly or indirectly, any capital of or other equity interest in or has any other investment in or outstanding loans to any corporation, partnership or other entity or organization other than a Subsidiary. Except for the LLC Agreement, the Joint Venture LLC Agreements, the Credit Agreement and as otherwise set forth on Schedule 4.3(d), there are no agreements, voting trusts or other agreements or understandings to which Seller, the Company or any Subsidiary is a party or by which it is bound with respect to the transfer or voting of any equity interests of the Company or any Subsidiary.

4.4 Authority Relative to This Agreement. The Company has full limited liability company power and authority to execute, deliver and perform this Agreement and each Ancillary Document to which it is a party and to consummate the transactions contemplated hereby and thereby. The execution, delivery and performance by the Company of this Agreement and the Ancillary Documents to which it is a party and the consummation by it of the transactions contemplated hereby and thereby, have been duly authorized by all necessary action of the Company. This Agreement and each Ancillary Document to which it is a party has been or will be duly executed and delivered by the Company and (assuming due authorization, execution and delivery by the other parties hereto and thereto) constitutes or, when duly executed, will constitute a valid and legally binding obligation of the Company, enforceable against the Company in accordance with its terms, except that such enforceability may be limited by (i) applicable bankruptcy, insolvency, reorganization, moratorium and similar laws affecting creditors’ rights generally and (ii) equitable principles which may limit the availability of certain equitable remedies (such as specific performance) in certain instances.

4.5 Noncontravention. Except as set forth on Schedule 4.5, the execution, delivery and performance by the Company and Seller of this Agreement and the Ancillary Documents to which it is a party and the consummation by it of the transactions contemplated hereby and thereby do not and will not (i) conflict with or result in a violation of any provision of the certificate of formation or the LLC Agreement of the Company or the organizational documents of any Subsidiary, (ii) conflict with or result in a violation of any provision of or constitute (with or without the giving of notice or the passage of time or both) a default under or give rise (with or without the giving of notice or the passage of time or both) to any right of termination, cancellation or acceleration under, any bond, debenture, note, mortgage, indenture, lease, agreement or other instrument or obligation (including any Material Contract, Real Property Lease or any Right-of-Way) to which the Company or any of the Subsidiaries is a party or by which the Company or any of the Subsidiaries or any of their respective properties may be bound (other than the Credit Agreement, which will be paid in full at or prior to the Closing), (iii) result in the creation or imposition of any Lien upon the properties or assets of the Company or any of the Subsidiaries or (iv) assuming compliance with the matters referred to in Section 4.7, violate any applicable Law to which the Company or any of the Subsidiaries are subject other than as set forth on Schedule 4.5.

4.6 Permits. Except as set forth on Schedule 4.6, the Company and each of the Subsidiaries possess all certificates, authorities or permits issued by the appropriate Governmental Authority necessary to conduct the business currently conducted by it in all material respects; and neither the Company nor any of the Subsidiaries has received any notice of or has Knowledge of any threatened Legal Proceedings relating to the revocation or modification of any such certificate, authorization or permit.

4.7 Governmental Approvals. No consent, approval, order, or authorization of, or declaration, filing, or registration with, or notice to, any Governmental Authority is required to be obtained or made by the Company in connection with the execution, delivery or performance by the Company of this Agreement or any Ancillary Document to which it is a party or the consummation by it of the transactions contemplated hereby and thereby, other than (i) compliance with any applicable state or federal securities Laws, and (ii) compliance if necessary with the HSR Act.

4.8 No Litigation. Except as set forth on Schedule 4.8, there is no Legal Proceeding pending or, to the Company’s Knowledge, threatened that involves, affects or relates to Seller, the Company or any of the Subsidiaries or their respective businesses or assets, and the Company has no Knowledge of any reasonable basis for any such Legal Proceeding. There is no Official Action of any Governmental Authority or arbitrator relating to or affecting the Company or any of the Subsidiaries or their respective businesses or assets. There is no unsatisfied Order or administrative decision against the Company or any of the Subsidiaries, and no Order has been made or petition presented or resolution passed or other steps taken for the winding up or dissolution of the Company or any of the Subsidiaries, nor has any distress, execution or other process been levied against the Company or any of the Subsidiaries or action taken to possess assets in the possession of the Company or any of the Subsidiaries. Further, no steps have been taken for the appointment of an administrator, receiver, liquidator or liquidation committee or like body or officer of the Company or any of the Subsidiaries or their respective assets.

4.9 Certain Fees. Other than as set forth on Schedule 4.9, no brokerage or finder’s fees or commissions are or will be payable by the Company to any broker, financial advisor or consultant, finder, placement agent, investment banker, bank or other Person with respect to the offer and sale of the Member Interests or the transactions contemplated by this Agreement or the Ancillary Documents, and Buyer shall not be liable for any such fees or commissions.

4.10 Transactions with Certain Affiliates and Employees. Except as set forth on Schedule 4.10, no Related Party (other than a Subsidiary) and, to the Company’s Knowledge, none of the employees, officers, directors, managers or members of the Company or any Subsidiary, is a party to any transaction, business arrangement or relationship with the Company or any Subsidiary (other than agreements for services as employees, officers, managers and directors). There are no outstanding loans, advances (except normal advances for business expenses in the ordinary course of business) or guarantees of indebtedness by the Company or any Subsidiary to or for the benefit of any Related Party (other than a Subsidiary), other than the loans and advances that will be repaid to the Company at or prior to the Closing.

4.11 Audited Financial Statements. True and complete copies of (i) the Audited Financial Statements and (ii) the Most Recent Financial Statements have been provided by the Company to Buyer. The Audited Financial Statements (including the notes thereto) and the Most Recent Financial Statements were prepared in accordance with GAAP and present fairly in all material respects the financial position of the Company and its interests in the Subsidiaries as of the dates indicated, and the results of its operations for the respective periods indicated; provided, however, that the Most Recent Financial Statements are subject to normal year-end adjustments (which will not be material individually or in the aggregate) and lack footnotes and other presentation items.

4.12 Compliance with Laws. Except as set forth on Schedule 4.12 and as provided in Section 4.20(a), which addresses compliance with Environmental Laws, each of the Company and the Subsidiaries (including all of their respective operations, practices, properties and assets, whether owned or leased) is, and in the past has been, operated in compliance in all material respects with all applicable Laws. Neither the Company nor any of the Subsidiaries has received notice of any material violation or alleged material violation of, and none of the Company, any other TEAK Company or, to the Company’s Knowledge, any of the other Subsidiaries, and their respective businesses, assets, operations, and properties are subject to any material liability (whether accrued, absolute, contingent, direct or indirect) for, any past or continuing violation of any applicable Laws.

4.13 Material Contracts. Schedule 4.13(a) is a true and complete list of each Contract in existence as of the date hereof to which the Company or any Subsidiary is a party or by which the Company or any Subsidiary is bound or to which any asset of the Company or any

Subsidiary is subject or under which the Company or any Subsidiary has any rights or the performance of which is guaranteed by the Company or any Subsidiary, and that involves (a) the gathering, transportation, trading, marketing, storing, treating, compression or processing of gas, gas liquids or liquid hydrocarbons by the Company or any Subsidiary, (b) the purchase, sale or transfer of gas, gas liquids, or liquid hydrocarbons by the Company or any Subsidiary, (c) the lease of any personal property to or from any Person providing for lease payments in excess of $250,000 per annum, (d) the incurrence or guaranty by the Company or a Subsidiary of any Company Debt or the imposition of a Lien on any assets of the Company or a Subsidiary, tangible or intangible; (e) aggregate expected payments or receipts (whether in a single Contract or a group of related Contracts) in excess of $250,000 in the current or any future calendar year; (f) employment contracts (other than Employee Benefit Plans); (g) any Related Party; (h) any limitation on the ability of the Company or any Subsidiary to compete in any line of business or with any Person or in any geographic area; (i) any futures, hedge, swap, collar, put, call, floor, cap, option or other contract that is intended to benefit from, relate to or reduce or eliminate the risk of fluctuations in the price of commodities, including Hydrocarbons; (j) any material indemnity obligation or benefit that has not expired (other than ordinary course indemnity obligations under master service agreements, rights-of-way, easements, leases and gas contracts); (k) any preferential purchase right, right of first refusal, option or similar right; (l) to the Company’s Knowledge, any Contract that is an oral contract (other than a de minimis oral Contract); (m) any partnership, joint venture or similar arrangement; (n) any agreement under which the consequences of a default or termination could have a Material Adverse Effect; (o) any settlement, conciliation or similar arrangement with any Governmental Authority that will involve payment after the Effective Time of any amount; (p) any advancement or loan by the Company or any Subsidiary to any other Person in excess of $250,000; (q) confidentiality (to the extent material to the operations or business of the Company or any Subsidiary and not in the ordinary course of business); or (r) any other agreement that is material to the business of the Company and its Subsidiaries (when taken together as a whole) (collectively, the “Material Contracts”). The Company has delivered or made available to Buyer a true and complete copy of each Material Contract (as amended to date) and a written summary setting forth the material terms and conditions of each oral Material Contract. Other than Material Contracts that are by their terms no longer in force or effect and subject to (i) applicable bankruptcy, insolvency, reorganizations, moratorium and similar Laws affecting creditors’ rights, remedies and enforceability, (ii) general principles of equity, including principles of commercial reasonableness, good faith and fair dealing (regardless of whether enforcement is sought in a proceeding at law or in equity) and (iii) public policy considerations with respect to the enforceability of rights of indemnification, (x) each Material Contract, with respect to the Company or any Subsidiary, is legal, valid, binding, enforceable, in full force and effect in all material respects and will continue to be so on terms no less favorable to the Company following the Closing Date; and (y) each Material Contract, with respect to the other parties to such Material Contract, to the Company’s Knowledge, is legal, valid, binding, enforceable, in full force and effect in all material respects and, except as set forth on Schedule 4.13(a), will continue to be so without any change adverse to the Company arising as a consequence of the consummation of the transactions contemplated by this Agreement following the Closing Date. Other than as set forth on Schedule 4.13(b), none of the Company, any other TEAK Company or, to the Company’s Knowledge, any other Subsidiary is in material breach or default, and no event has occurred that with notice or lapse of time would constitute a material breach or default, or permit termination, modification or acceleration, under any Material Contract. To the Company’s Knowledge, no other party is in breach or default, and no event has occurred that with notice or lapse of time would constitute a breach or default, or permit termination, modification or acceleration, under any Material Contract. Except as set forth on Schedule 4.13(b), no party to any Material Contract has notified the Company or any Subsidiary in writing of a likely decrease in the volume of receipts or purchases from or deliveries or sales of products or services to the Company or its Subsidiaries, or a decrease in the price that any such party is willing to pay for products or services of the Company or its Subsidiaries, or an increase in the price that any such party will charge for products or services sold to the Company or its Subsidiaries, or of the bankruptcy or liquidation of any such party.

4.14 Labor Matters. None of the Company, any of the other TEAK Companies or, to the Company’s Knowledge, any other Subsidiary has (i) been a party to, or bound by, any collective bargaining agreement, effects bargaining agreement, neutrality or card-check recognition agreement, or other labor agreement within the definition of Section 301 of the Labor Management Relations Act, 29 U.S.C. § 185, with any labor organization representing any employees of the Company or its Subsidiaries or (ii) been involved in negotiations with any labor organization regarding terms for a collective bargaining agreement covering any employees of the Company, any of the other TEAK Companies or, to the Company’s Knowledge, any other Subsidiary, or any effects bargaining agreement, neutrality or card-check recognition agreement, or other labor agreement. No organized work stoppage, labor strike, labor dispute, picketing, handbilling, bannering, slowdown or other concerted activity due to any organizing activities or labor dispute against the Company, any of the other TEAK Companies or, to the Company’s Knowledge, any other Subsidiary is pending or, to the Company’s Knowledge, threatened against or involving the Company or any of its Subsidiaries. None of the Company, any of the TEAK Companies or, to the Company’s Knowledge, any other Subsidiary has received written notice of any union representation question or certification petition pending before the National Labor Relations Board or any other similar Governmental Authority relating to the Company or any Subsidiary and none of the Company, any of the other TEAK Companies or, to the Company’s Knowledge, any other Subsidiary has recognized any labor organization as the representative of any employees. Neither the Company nor any Subsidiary has received written notice of any unfair labor practice and no such complaints are pending before the National Labor Relations Board or other similar Governmental Authority. None of the Company, any of the other TEAK Companies or, to the Company’s Knowledge, any other Subsidiary has committed any material unfair labor practice. No grievance or other labor dispute or Legal Proceeding arising out of or under any collective bargaining or other employee agreement is pending or, to the Company’s Knowledge, threatened against the Company or any of its Subsidiaries.

4.15 Employee Matters.

(a) Schedule 4.15(a)(i) lists, as of the date hereof, all employees of the Company or any of its Subsidiaries by name, employing entity, location, position or job title, compensation (other than base salary, bonuses and commissions, which has been provided to Buyer separately), and date of hire (the “Employees”); provided, however, that any Person listed on Schedule 4.15(a)(ii) or who otherwise resigns, retires or separates from the Company or any of its Subsidiaries at or before the Closing shall not, for purposes of this Agreement, be considered to be Employees after the Closing. The Company and TEAK Texana Pipeline have entered into Client Service Agreements with Administaff Companies II, L.P. (“Insperity”) (together, the “Insperity Agreement”) under which Insperity and the Company and TEAK Texana Pipeline are co-employers of the Employees. Pursuant to the Insperity Agreement, Insperity is responsible for, among other things, paying salaries and wages, complying with reporting and payment of federal and state payroll taxes, and providing benefits to the Employees. The Company and TEAK Texana Pipeline have complied in all material respects with its responsibilities under the Insperity Agreement. To the Company’s Knowledge, Insperity has complied in all material respects with its responsibilities under the Insperity Agreement.

(b) The Company and the Subsidiaries have complied in all material respects with all applicable Laws relating to (i) proper classification and treatment of all of their workers as independent contractors or employees, (ii) proper classification and treatment of all of their Employees as “exempt” or “nonexempt” from overtime requirements under Law. In addition, the Company and the Subsidiaries are not delinquent in any payments to, or on behalf of, any Employees (including wages, overtime compensation, salaries, commissions, bonuses or other direct compensation) or current or former independent contractors for any services or amounts required to be reimbursed or otherwise paid.

(c) None of the Company or any of its Subsidiaries is a party to any employment or similar contract or agreement of employment with any of their Employees that cannot be terminated at will with or without notice by the Company or its Subsidiaries and without liability to the Company or its Subsidiaries.

(d) Except with respect to each Confidentiality and Non-Compete Agreement set forth on Schedule 4.15(d), each of which shall be terminated as of the Closing without liability or continuing obligation by the Company, the Company and its Subsidiaries have not entered into any severance, change of control or similar arrangement with any employee that will result in any obligations to make any severance or additional payment if employment is terminated following the Closing or upon consummation of the transactions contemplated by this Agreement.

(e) The Company and its Subsidiaries have timely paid or accrued for all wages, salaries, commissions, bonuses, severance pay, change in control payments, vacation pay, benefits, and other compensation or remuneration to the Employees on account of employment. Seller has provided Buyer with or made available to Buyer true and correct copies of all employment or similar contracts or agreements of employment between the Company or any Subsidiary and any Employee other than unwritten contracts or agreements that may be terminated at will with or without notice by the Company or its Subsidiaries and without liability to the Company or its Subsidiaries.

(f) There are no pending, or to the Company’s Knowledge, threatened Legal Proceedings before any Governmental Authority by any present or former Employee alleging a violation of, or compliance with, statutory or common laws relating to employment, employment practices, or terms and conditions of employment.

(g) To the Company’s Knowledge, the Company and its Subsidiaries have complied in all material respects with all statutory and common laws relating employment, employment practices, and terms and conditions of employment.

(h) None of the Company or any of its Subsidiaries is a party to, or otherwise bound by, any judgment, settlement, consent decree, order, or injunction with any Governmental Authority with respect to any Employees, the terms and conditions of employment of any employees, or the working conditions of any Employees.

4.16 Employee Benefit Plans.

(a) Schedule 4.16 contains a true and complete list of all Employee Benefit Plans with respect to which the Company or any of its Subsidiaries has any liability. True and complete copies of each of the Employee Benefit Plans listed on Schedule 4.16, and related trusts, if applicable, including all amendments thereto, have been furnished by Seller to Buyer. No Employee Benefit Plan is (i) subject to Title IV of ERISA, Section 302 of ERISA or Section 412 of the Code or (ii) a multiemployer plan within the meaning of Section 3(37) of ERISA. Each Employee Benefit Plan sponsored by the Company or any of its Subsidiaries, and to the Company’s Knowledge, each Employee Benefit Plan sponsored by Insperity, has been established, administered and operated in substantial compliance with its governing documents and applicable Law. Each Employee Benefit Plan intended to be qualified under Section 401(a) of the Code is so qualified. There are no actions, suits, or claims pending (other than routine claims for benefits) or, to the Company’s Knowledge, threatened against, or with respect to, any of the Employee Benefit Plans or their assets. No act, omission or transaction has occurred which would result in imposition on the Company or any of its Subsidiaries of (A) breach of fiduciary duty liability damages under Section 409 of ERISA, (B) a civil penalty assessed pursuant to subsections (c), (i) or (l) of Section 502 of ERISA, or (C) a tax imposed pursuant to Chapter 43 of Subtitle D of the Code with respect to the Employee Benefit Plans.

(b) Except as required by law, the execution and performance of this Agreement will not (i) constitute a stated triggering event under any Employee Benefit Plan (or other agreement or arrangement) that will result in any payment (whether of severance pay or otherwise) becoming due from the Company or any of its Subsidiaries to any Employee, or (ii) accelerate the time of payment or vesting, or increase the amount of compensation due from the Company or any of its Subsidiaries to any Employee, and no amounts payable to any Employee would be reasonably likely to result in the imposition of the sanctions imposed under Sections 280G or 4999 of the Code, whether or not some subsequent action or event would be required to cause such payment or acceleration to be triggered.

(c) No Employee Benefit Plan provides benefits, including, without limitation, death or medical benefits, beyond termination of service or retirement, other than (i) coverage mandated by law, or (ii) death or retirement benefits under any Employee Benefit Plan that is intended to be qualified under Section 401(a) of the Code.

(d) No Employee Benefit Plan or other arrangement maintained by the Company or any of its Subsidiaries constitutes a “nonqualified deferred compensation plan” within the meaning of Section 409A of the Code.

4.17 Taxes. Except as set forth on Schedule 4.17:

(a) All Tax Returns required to be filed on or before the Closing Date by or with respect to the Company and each Subsidiary have been or will be filed within the time prescribed by Law (including extensions of time permitted by Law), and all such Tax Returns are or will be true and complete in all material respects.

(b) The Company and each Subsidiary has paid, on a timely basis, all Taxes due by or with respect to the Company and each Subsidiary that are due and payable or has reserved for such Taxes in the Audited Financial Statements, whether or not shown on any Tax Return referred to in Section 4.17(a).

(c) There are no Liens for Taxes upon any of the properties or assets of the Company or any Subsidiary (except for Permitted Encumbrances).

(d) To the Company’s Knowledge, there are no pending Orders, audits, actions, proceedings, investigations, disputes or claims instigated by any Governmental Authority with respect to any Taxes payable by or asserted against the Company or any Subsidiary. Neither the Company nor any Subsidiary has received written notice from any taxing authority of its intent to examine or audit any of its Tax Returns. All deficiencies asserted as a result of any examination of any Tax Return of the Company or any Subsidiary have been paid in full.

(e) There are no outstanding agreements or waivers that would extend the statutory period in which a taxing authority may assess or collect a Tax against the Company or any Subsidiary.

(f) No election has been made to treat the Company or any Subsidiary as an association taxable as a corporation for federal income Tax purposes.

(g) Neither the Company nor any Subsidiary has engaged in any transaction that would be reportable pursuant to Treasury Regulation Section 1.6011-4.

4.18 Owned Real Property.

(a) Schedule 4.18(a) is a true and complete list (by address, reference to recorded instrument or legal description) of all interests in real property owned in fee simple title by the Company or any Subsidiary, other than the Rights-of-Way (each such real property interest, together with all buildings, structures, improvements, fixtures and other rights on or appurtenant thereto, the “Real Property”). The Company or a Subsidiary has good and marketable indefeasible fee simple title to the Real Property, free and clear of all Liens other than Permitted Encumbrances (defined below). There is no Company’s Knowledge of, nor has there been receipt of any written notice of, a proceeding in eminent domain or other similar proceeding affecting the Real Property.

(b) The Real Property is free and clear of all Liens, except for: (i) such items as are set forth on Schedule 4.18(b)(i) attached hereto; (ii) mechanics’, carriers’ workmen’s, repairmen’s or other like Liens arising or incurred in the ordinary course of business; (iii) Liens arising under equipment leases with third parties entered into in the ordinary course of business; (iv) Liens for ad valorem and personal property taxes which are not due and payable or which may thereafter be paid without penalty; (v) zoning, building, fire, health, environmental and pollution control Laws, ordinances, rules and safety regulations and other similar restrictions; (vi) the rights of the owners of outstanding oil, gas and mineral interests and/or their lessees, to explore for, drill, produce and develop said oil, gas and minerals owned by them in, on and under said lands, together with the rights to use as much of the surface of said lands as is reasonably necessary to exercise their rights to explore for and extract said oil, gas and minerals from said lands that (A) do not, individually or in the aggregate, materially detract from the value of, or materially interfere with, the operation, maintenance, repair, replacement and/or use of the Real Property subject thereto or affected thereby or (B) are of a nature that would be reasonably acceptable to a prudent owner or operator of assets and facilities of a type similar to those of the Company and its Subsidiaries; (vii) acts done or suffered to be done by, and judgments against, Buyer and those claiming by, through or under Buyer; (viii) Liens which will be fully released at or before the Closing; (ix) any matters that are waived without reservation in writing by Buyer; (x) utility easements, restrictive covenants and defects, imperfections or irregularities of title or liens, if any, as would not materially impair the use of the Real Property burdened thereby in the manner currently used; (xi) all defects, exceptions, restrictions, easements, rights of way and encumbrances disclosed in policies of title insurance that have been delivered or made available by or on behalf of Seller; or (xii) all matters disclosed by instruments recorded in the real property records and all matters that would be disclosed by a current survey or recertification of any prior survey of Real Property (collectively, (i) through (xii) are referred to herein as the “Permitted Encumbrances”). Except as described in Schedule 4.18(b)(ii), Schedule 4.19(i), Schedule 4.19(ii), or Schedule 4.19(iii), neither the Company nor any Subsidiary has granted a third party possession of any Real Property, any of the property subject to the Real Property Leases or any Right-of-Way or any portion thereof nor is the Company a party to any lease, sublease, license, concession or other contract granting to any third party the right to use or occupy any portion of the Real Property, any of the property subject to the Real Property Leases or any Right-of-Way.

4.19 Leased Real Property; Rights of Way. Schedule 4.19(i) contains a true and complete list of all real property leases and any and all amendments thereto relating to the leased real property to which the Company or any Subsidiary is a party or is bound (the “Real Property Leases”). The Company has provided to Buyer true and complete copies of the Real Property Leases. Except as disclosed in Schedule 4.19(ii), (i) each of the Real Property Leases is in full force and effect, and, to the Company’s Knowledge, is enforceable against the landlord which is party thereto in accordance with its terms (except as such enforceability may be limited by bankruptcy, insolvency, reorganization and similar Laws affecting creditors generally and by the availability of equitable remedies), (ii) there are no subleases under the Real Property Leases and none of the Real Property Leases has been assigned (other than collateral assignments to Company’s Senior Lender), (iii) no notices of default or notices of termination have been received by the Company with respect to the Real Property Leases which have not been withdrawn or canceled and (iv) the Company is not, and to the Company’s Knowledge, no other party is, in default under any Real Property Lease. There is no Company Knowledge of, nor has there been receipt of any written notice of, a proceeding in eminent domain or other similar proceeding affecting the Real Property Leases listed on Schedule 4.19(i). Schedule 4.19(iii) contains a true and complete list of each easement or right-of-way from any Person to the Company or a Subsidiary (collectively, the “Rights-of-Way”). The Company and the Subsidiaries own the Rights-of-Way free and clear of all Liens other than Permitted Encumbrances. Except as disclosed in Schedule 4.19(iv), the Company and each of the Subsidiaries has such Rights-of-Way as are necessary to conduct its business in the manner now being conducted.

4.20 Environmental Matters. Except as set forth on Schedule 4.20:

(a) the Company, each other TEAK Company and, to the Company’s Knowledge, each other Subsidiary has conducted its business and operated its assets, and is conducting its business and operating its assets in all material respects in compliance with applicable Environmental Laws;

(b) the Company and each Subsidiary has obtained, possesses and is in material compliance in all respects with all Permits required under Environmental Laws and, to the Company’s Knowledge, there are no facts or circumstances that (with notice, the passage of time or both) could reasonably be expected to cause any Governmental Authority to revoke, suspend or detrimentally alter or amend any such Permit;

(c) neither the Company nor any Subsidiary has received written notice from any Governmental Authority that any of the operations or assets of the Company or any Subsidiary is the subject of any investigation with respect to a release or threatened release of any Hazardous Material where such investigation or inquiry has not been resolved as of the date hereof;

(d) neither the Company nor any Subsidiary has received any written claim, complaint, notice, inquiry or request for information involving any matter which remains unresolved as of the date hereof with respect to any alleged violation of Environmental Laws relating to operations or assets of the Company or any Subsidiary;

(e) no property (i) currently owned, leased or operated by the Company or any Subsidiary, or (ii) to the Company’s Knowledge, formerly owned, leased or operated by the Company or any Subsidiary, is listed on the National Priorities List pursuant to CERCLA or on the CERCLIS or on any other similar federal or state list as sites requiring investigation or cleanup;

(f) there are no sites, locations or operations at which the Company or any Subsidiary is currently undertaking, or to the Company’s Knowledge, is required by Environmental Laws to take, any investigation, remedial or response action relating to any disposal or release of Hazardous Material pursuant to Environmental Laws;

(g) to the Company’s Knowledge, there has been no exposure of any Person or property to any Hazardous Materials in connection with the operations of the Company and its Subsidiaries that is reasonably expected to result in a material claim for damages or compensation; and

(h) Schedule 4.20 lists, to the Company’s Knowledge, all underground storage tanks currently owned or operated by the Company and each Subsidiary, and all such underground storage tanks are registered, monitored, used and operated in compliance with Environmental Laws; and

(i) the Company has made available to Buyer, prior to date hereof, true and complete copies of all environmental reports, studies, investigations and audits in their possession or control and relating to the operations of the Company or any Subsidiary or to property currently or formerly owned, leased or operated by the Company or any Subsidiary.

4.21 Insurance. Schedule 4.21(a) contains a true and complete list of all insurance policies, managers, directors and officers liability policies, and formal self-insurance programs, and other forms of insurance and all fidelity bonds held by or applicable to the Company, each Subsidiary and their respective owned or leased properties. All insurance policies listed on Schedule 4.21(a) have been made available to Buyer. The Company and each Subsidiary maintains insurance for its benefit, in coverages and amounts to be customary and adequate in the oil and gas industry. Neither the Company nor any Subsidiary is in default with respect to any provision in any current policy maintained for its benefit, and all such insurance is in full force and effect. Neither the Company nor any Subsidiary has received, nor is there any Company’s Knowledge of, any notice of cancellation or nonrenewal of any such insurance policy. Neither the Company nor any Subsidiary has failed to give any notice or present any claim for more than $100,000 under any of the policies for the benefit of the Company or any Subsidiary in due and timely fashion. Neither the Company nor any Subsidiary has been refused any insurance with respect to its assets, properties or businesses, nor has any such coverage been materially limited by any insurance carrier to which the Company or any Subsidiary has applied for any such insurance or with which the Company has carried insurance during the past three (3) years. Other than as described on Schedule 4.21(b), no further payments of premiums will be due following the Closing by the Company or any Subsidiary with respect to insurance coverages prior to the Closing. Neither this Agreement nor any of the transactions contemplated by this Agreement to occur at the Closing will adversely affect the Company’s or any Subsidiary’s coverage under the terms of the insurance policies with respect to periods prior to the Closing.

4.22 Books and Records. The Company, the other TEAK Companies and, to the Company’s Knowledge, each other Subsidiary (i) makes and keeps books, records and accounts, which, in reasonable detail, accurately and fairly reflect the transactions and dispositions of assets and (ii) maintains systems of internal accounting controls sufficient to provide reasonable assurances that (A) transactions are executed in accordance with management’s general or specific authorization; (B) transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP and to maintain accountability for assets; (C) access to assets is permitted only in accordance with management’s general or specific authorization; and (D) the recorded accountability for assets is compared with existing assets at reasonable intervals and appropriate action is taken with respect to any differences.

4.23 Managers, Directors and Officers. Schedule 4.23 lists all of the managers, directors and officers of the Company and each Subsidiary as of the Closing Date.

4.24 Banks and Accounts. Attached hereto as Schedule 4.24 is a list of all banks or other financial institutions with which the Company or any Subsidiary has an account, showing the type and account number of each such account, and the names of the persons authorized as signatories thereon or to act or deal in connection therewith.

4.25 No Undisclosed Liabilities. Except for liabilities reflected or reserved in the most recent balance sheet (including the notes thereto) included in the Most Recent Financial Statements, the Company and its Subsidiaries have no liabilities or obligations (whether absolute, accrued, contingent or otherwise as of the date hereof) that would be required to be disclosed on a balance sheet (including the footnotes thereto) prepared in accordance with GAAP, except liabilities and obligations that (a) were incurred in connection with the transactions contemplated by this Agreement or (b) have been incurred by the Company or a Subsidiary since the date of such balance sheet in the ordinary course of business. Without limiting the foregoing, the Company and the Subsidiaries have no Company Debt as of the date hereof, other than as set forth on Schedule 4.25 or pursuant to the Credit Agreement.

4.26 Absence of Certain Changes. From December 31, 2012 through the date hereof, and except as set forth on Schedule 4.26, the Company and the Subsidiaries have conducted their respective businesses only in the ordinary course of business consistent with past practices in all material respects. Without limiting the generality of the foregoing, except as set forth on Schedule 4.26, since December 31, 2012 through the date hereof:

(a) there has not been any damage, destruction or loss, whether or not covered by insurance, with respect to the assets of the Company and its Subsidiaries, having a replacement cost of more than $1,000,000 for any single loss or $5,000,000 for all such losses; and

(b) neither the Company nor any Subsidiary has taken any action, or agreed or committed to take any action, that would violate Section 7.2 (other than actions described in Section 7.2(j)) if taken prior to the Closing Date.

4.27 Intellectual Property. Neither the Company nor any Subsidiary has received any written notice asserting that, and to the Company’s Knowledge, there is no reason to believe that, the conduct of the business of the Company or any Subsidiary infringes upon or violates any Intellectual Property of any Person. Schedule 4.27 lists all software licenses and patents used in the conduct of the Company’s and the Subsidiaries’ business, other than programs existing on any personal computers owned by the Company or any Subsidiary, back office accounting software or otherwise generally available off-the-shelf software. The Company or a Subsidiary owns or has a license to use the software listed on Schedule 4.27.

4.28 Title to Personal Property; Maintenance and Sufficiency.

(a) Schedule 4.28 lists all of the material pipelines, equipment and other tangible personal property used in the conduct of the business of the Company and its Subsidiaries. The Company or a Subsidiary owns good title to the property included on

Schedule 4.28, free and clear of all Liens other than Permitted Encumbrances. The property set forth on Schedule 4.28 has been owned, constructed, maintained and operated in a good and workmanlike manner and have been in continuous operation since they were placed into service, except for temporary cessations for the performance of maintenance, repair, replacement, modification, improvement or expansion. The equipment set forth on Schedule 4.28 has been maintained in a state of repair so as to be reasonably suitable, in accordance with customary practices in the oil and gas industry, for normal operations consistent with the Company’s past practices.

(b) The tangible personal property listed on Schedule 4.28, together with the Intellectual Property set forth on Schedule 4.27, the Real Property, the Real Property Leases and the Rights-of-Way, is sufficient for the Company and its Subsidiaries to conduct their respective businesses in substantially the same manner as they currently are conducted.

4.29 Gas Regulatory Matters. None of the Company or its Affiliates is a “natural-gas company” under the Natural Gas Act of 1938 (“NGA”), and neither the Real Property nor the pipelines, equipment and other tangible personal property set forth on Schedule 4.28 has ever been constructed or used in a manner that would require a certificate of public convenience and necessity under the NGA or subject such property to the jurisdiction of the Federal Energy Regulatory Commission pursuant to the NGA. Except as set forth on Schedule 4.29, neither the Company nor any Affiliate provides transportation or storage services pursuant to Section 311(a) of the Natural Gas Policy Act of 1978.

4.30 Gas Imbalances. Except for the gas imbalances reflected on Schedule 4.30 and for immaterial gathering imbalances occurring after the date hereof, there do not exist any gas imbalances (a) under any Contracts with third parties providing for the gathering of gas owned or controlled by such third parties, or (b) for which the Company or any of its Affiliates has received a quantity of gas prior to the date of this Agreement for which the Company or any of its Affiliates will have a duty to deliver an equivalent quantity of gas after the Closing.

4.31 Preferential Rights. Except as set forth on Schedule 4.31, no Person has a preferential right to purchase any of the assets owned by or equity interests of the Company or its Subsidiaries as a result of the consummation of the transactions contemplated by this Agreement.

4.32 Capital Commitments. Except for the obligations of the Company and its Subsidiaries under the Material Contracts, the Company and its Subsidiaries do not have any obligation for capital commitments. Schedule 4.32 sets forth all written commitments to incur capital expenditures in excess of $250,000 on or after the date hereof in connection with the operation of the businesses of the Company and its Subsidiaries.

ARTICLE V

REPRESENTATIONS AND WARRANTIES OF SELLER

Seller hereby represents and warrants to Buyer as follows:

5.1 Organization and Good Standing. Seller is a limited liability company duly organized, validly existing and in good standing under the laws of the jurisdiction in which it is organized and has all requisite power and authority to execute, deliver and perform its obligations under this Agreement and any Ancillary Documents to which it is a party and to consummate the transactions contemplated hereby and thereby. Seller is not a “foreign person” within the meaning of Section 1445 of the Code.

5.2 Authorization of Agreement. The execution and delivery of this Agreement by Seller and the Ancillary Documents to which it is a party, and the performance of the transactions contemplated herein and therein by Seller have been or, when executed, will be duly authorized by all necessary action, and no other action on the part of Seller is necessary to authorize this Agreement and the Ancillary Documents to which it is or becomes a party or consummate the transactions contemplated hereby and thereby. This Agreement and each Ancillary Document to which Seller is or becomes a party has been or will be duly and validly executed and delivered by Seller and constitutes or, when executed, will (assuming due authorization, execution and delivery by the other parties hereto and thereto) constitute a valid and binding obligation of Seller, enforceable against Seller in accordance with its terms, except as such enforceability may be limited by (i) applicable bankruptcy, insolvency, reorganization, moratorium and similar laws affecting creditors generally and (ii) equitable principles which may limit the availability of certain equitable remedies (such as specific performance) in certain instances.

5.3 Noncontravention. Neither the execution and delivery by Seller of this Agreement and the Ancillary Documents to which it is or becomes a party nor consummation or performance by Seller of the transactions contemplated hereby or thereby will: (a) violate any Law, (b) violate the organizational documents of Seller, (c) violate any Order to which Seller is a party or by which Seller is bound (d) violate any loan or credit agreement, note, bond, mortgage, indenture, lease or other agreement, instrument, permit, concession, franchise or license applicable to Seller or (e) require any consent from, authorization or approval or other action by, and no notice to or declaration, filing or registration with any Governmental Authority or any other third party, except to comply with the HSR Act, applicable state and federal securities laws or as set forth on Schedule 5.3.

5.4 Brokers. Other than as set forth on Schedule 5.4, Seller has not paid or become obligated to pay any fee or commission to any broker, finder or intermediary in connection with the transactions contemplated hereby for which Buyer or the Company shall have any liability following the Closing.

5.5 Litigation. There is no Legal Proceeding pending, or, to the knowledge of Seller, threatened against or affecting Seller which, if adversely determined, would, or could reasonably be expected to, adversely affect or impede the transactions contemplated in this Agreement, nor is there any Official Action or Order of any Governmental Authority or arbitrator outstanding against Seller that is reasonably likely to have a Material Adverse Effect on Seller.

5.6 Ownership of Member Interests. Seller is the record and beneficial owner of all of the Member Interests, and those Member Interests are owned by Seller free and clear of all Liens (other than restrictions on transfer pursuant to applicable securities Laws and Liens under the Credit Agreement, which will be released at or prior to the Closing). Seller has full authority to transfer pursuant to this Agreement all of the Member Interests owned by Seller free and clear of all Liens (other than restrictions on transfer pursuant to applicable securities Laws and Liens under the Credit Agreement, which will be released at or prior to the Closing).

5.7 Title. The delivery by Seller to Buyer at the Closing of the Assignment will vest Buyer on the Closing Date with good title to all of the Member Interests, free and clear of all Liens (other than restrictions on transfer pursuant to applicable securities Laws).

ARTICLE VI

REPRESENTATIONS AND WARRANTIES OF BUYER

Buyer hereby represents and warrants to Seller as follows:

6.1 Organization and Good Standing. Buyer is a limited liability company duly organized, validly existing and in good standing under the laws of the State of Delaware. Buyer has all requisite power and authority to execute, deliver and perform its obligations under this Agreement and each Ancillary Document to which it is a party and to consummate the transactions contemplated hereby and thereby.

6.2 Authorization of Agreement. The execution and delivery of this Agreement by Buyer and each Ancillary Document to which it is or becomes a party and the performance of the transactions contemplated herein and therein by Buyer have been duly authorized by all necessary action by Buyer, and no other action on the part of Buyer is necessary to authorize this Agreement or the Ancillary Documents to which it is a party or to consummate the transactions contemplated hereby or thereby. This Agreement and each Ancillary Document to which it is or becomes a party has been or, when executed, will be duly and validly executed and delivered by Buyer and constitutes or, when executed, will (assuming due authorization, execution and delivery by the other parties hereto and thereto) constitute a valid and binding obligation of Buyer, enforceable against Buyer in accordance with its terms, except as such enforceability may be limited by (i) applicable bankruptcy, insolvency, reorganization, moratorium and similar Laws affecting creditors generally and (ii) equitable principles which may limit the availability of certain equitable remedies (such as specific performance) in certain instances.

6.3 Noncontravention. Neither the execution and delivery by Buyer of this Agreement and the Ancillary Documents to which it is or becomes a party nor consummation or performance by Buyer of the transactions contemplated hereby or thereby will: (a) violate any Law, (b) violate the certificate of formation or limited liability company agreement of Buyer, (c) violate any Order to which Buyer is a party or by which Buyer is bound (d) violate any loan or credit agreement, note, bond, mortgage, indenture, lease or other agreement, instrument, permit, concession, franchise, or license applicable to Buyer, (e) violate any joint venture or other ownership arrangement of Buyer or (f) require any consent from, authorization or approval or other action by, and no notice to or declaration, filing or registration with any Governmental Authority, except to comply with the HSR Act.

6.4 No Default. Except as would not reasonably be expected to have a Material Adverse Effect on Buyer, Buyer is not in default or violation of any term, condition or provision of (a) the certificate of formation or limited liability company agreement of Buyer, (b) any loan or credit agreement, note, bond, mortgage, indenture, lease or other agreement, instrument, permit, concession, franchise or license to which Buyer is now a party or by which Buyer or any of their properties or assets is bound, or (c) any Order applicable to Buyer.

6.5 Litigation. As of the date of this Agreement there is no suit, action or proceeding pending, or, to the knowledge of Buyer, threatened against or affecting Buyer that is reasonably likely to have a Material Adverse Effect on Buyer, nor is there any judgment, decree, Injunction, rule or order of any Governmental Authority or arbitrator outstanding against Buyer that is reasonably likely to have a Material Adverse Effect on Buyer.

6.6 Investment Intent. Buyer is acquiring the Member Interests for its own account and not with a view towards distribution within the meaning of Section 2(11) of the Securities Act.

6.7 Disclosure of Information. Buyer represents that it has had, or prior to the Closing (a) will have had, an opportunity to undertake its own investigation of the Company, its Subsidiaries and the Member Interests and to ask questions of and receive answers from the Company regarding the Company and its business, assets, results of operation, and financial condition; and (b) is basing its decision to purchase the Member Interests and consummate the transactions contemplated in this Agreement and the Ancillary Documents solely on such investigations and the expressed representations and warranties of the Company and Seller as set forth in this Agreement.

6.8 Funding. Buyer (a) has, or at Closing will have, sufficient funds (without giving effect to any unfunded financing regardless of whether any such financing is committed) available to pay the Purchase Price and any expenses incurred or to be incurred by Buyer in connection with the transactions contemplated by this Agreement and the Ancillary Documents; and (b) has commitments with respect to all funding necessary to consummate the transactions contemplated in this Agreement, copies of which have been provided to Seller, and at Closing will have, the resources and capabilities (financial and otherwise) to perform its obligations under this Agreement and the Ancillary Documents.

6.9 Brokers. Buyer has not paid or become obligated to pay any fee or commission to any broker, finder or intermediary in connection with the transactions contemplated hereby for which Seller shall have any liability following the Closing.

ARTICLE VII

ADDITIONAL AGREEMENTS

7.1 Further Actions. Subject to the terms and conditions of this Agreement, and without need for further consideration, each of the parties to this Agreement agrees to use its commercially reasonable efforts to take, or cause to be taken, all action and to do, or cause to be done, all things necessary, proper, or advisable under applicable Laws to consummate and make effective the transactions contemplated by this Agreement, including cooperating fully with the other parties, including providing information and making all necessary filings with

Governmental Authorities. If, at any time after the Closing Date, any further commercially reasonable actions are necessary or desirable to carry out the purposes of this Agreement and, where curative title or corrective action may be required, the parties will use commercially reasonable efforts to take those necessary actions, including but not limited to executing and delivering such further agreements, conveyances, assignments, certificates, instruments and documents and perform such other actions as the requesting party may reasonably request in order to fully consummate the foregoing actions.

7.2 Conduct of Business Pending the Closing. The parties acknowledge that the Company is in the process of growing its business and the infrastructure with respect thereto. In conjunction with such growth and expansion, prior to the Closing Date, the Company will, and will cause each of its Subsidiaries to (except as consented to in writing by Buyer or otherwise permitted under this Agreement and the Ancillary Documents):

(a) carry on its business in the ordinary course of business and in a manner consistent with the Company’s business and expansion plans;

(b) use commercially reasonable efforts to maintain and grow its properties and facilities, including those held under leases, in as good working order and condition as at present, ordinary wear and tear excepted;

(c) not acquire or agree to acquire by merging or consolidating with, or by purchasing a substantial equity interest in or a substantial portion of the assets of, or by any other manner, any business or any corporation, partnership, association or other business organization or division thereof; provided however, that this Section 7.2(c) shall not apply to leasing activity consistent with the Company’s business and expansion plans;

(d) not sell, lease, mortgage, encumber, pledge, grant a lien on or otherwise dispose of, or agree to sell, lease (whether such lease is an operating or capital lease), encumber or otherwise dispose of any portion of its assets, other than in the ordinary course of the businesses of the Company or the Subsidiaries, consistent with the Company’s business and expansion plans;

(e) except in the ordinary course of business, (i) not increase or agree to increase the compensation payable or to become payable to any of its officers, managers, directors or employees; (ii) not grant any severance or termination pay to, or enter into any employment or severance agreement with any officer, manager, director, or employee; (iii) not enter into any collective bargaining agreement; or (iv) not establish, adopt, enter into, amend or terminate any Employee Benefit Plan except as required by applicable Law or to maintain intended tax status or consequences;

(f) keep in full force and effect present insurance policies or other comparable insurance coverage;

(g) use all commercially reasonable efforts to maintain, preserve and expand its business organization intact, retain its present officers and employees and maintain its relationships with suppliers, vendors, customers, creditors and others having business relations with it;

(h) take all actions reasonably necessary to perform its obligations under and comply with the terms of Section 3.1(a) of the T2 EF Cogeneration Holdings LLC Agreement prior to the Closing;

(i) not declare, set aside or pay any dividend or other distribution (whether in stock or property) with respect to any of its outstanding equity interests, or make any issuance, reclassification, redemption, purchase or other acquisition of any of its equity securities;

(j) not engage in any business activity other than related to the business anticipated to be conducted by the Company or its Subsidiaries at and after the Closing Date;

(k) except for borrowings under the Credit Agreement or in the ordinary course of the business, not incur any new indebtedness for borrowed money;

(l) not enter into any Contract that would constitute a Material Contract (other than, in the case of any Material Contract described in clause (a) or (b) of the definition thereof, any such Contract that has a term less than one year and aggregate expected annual receipts or payments of less than $3,000,000);

(m) not make any change in accounting principles, methods or policies (except as may be required by changes in applicable Law or changes in GAAP), or make or change any election, adopt or change any method of accounting, or make any other change with respect to Taxes that would be binding on the Company or any Subsidiary for any taxable period that includes any period after the Closing;

(n) not cancel or compromise any claim or amend, modify, cancel, terminate, relinquish, waive or release any Material Contract or material right of the Company or any Subsidiary, except in the ordinary course of business;

(o) not make or commit to make any capital expenditures or issue any new “authorities for expenditure,” in either case in excess of $250,000 or make or commit to make any individual operating expenditure in excess of $250,000, other than the capital expenditures, new “authorities for expenditure” and operating expenditures set forth on Schedule 7.2(o) to which the parties hereby agree;

(p) not amend the organizational documents of the Company or any of the Subsidiaries; and

(q) not authorize, or agree in writing or otherwise to take, any action in contravention of this Section 7.2.

For the avoidance of doubt and notwithstanding anything to the contrary in this Agreement, the Parties agree that the failure of any agreement or arrangement entered into, or action taken by, the Company or any Subsidiary after the date hereof and prior to the Closing Date in accordance with this Section 7.2 to appear on the Schedules shall not constitute a breach of the representations and warranties of the Company or Seller contained herein.

7.3 Employees; Employee Benefits.

(a) For a period of six months following the Closing Date, Buyer shall, or shall cause its Subsidiaries or the Company to, provide the Employees (other than the Employees set forth on Exhibit E) during that time with (A) respective base salaries that are not less than those provided by the Company to such Employees immediately prior to the Closing Date and (B) employee benefits (other than equity compensation and except as otherwise provided herein, incentive and bonus opportunities) that are substantially comparable to the employee benefits provided by Buyer or its Subsidiaries to its or their similarly situated employees. For the calendar year in which the Closing Date occurs, Buyer shall, or shall cause its Subsidiaries or the Company to, provide each Employee who continues his or her employment until the date upon which bonuses for such year are paid with an annual cash short-term incentive bonus opportunity that is not less than that provided by Buyer and its Subsidiaries to similarly situated employees.

(b) The service of each Employee with the Company or its Subsidiaries prior to the Closing Date shall be treated as service with Buyer and its Subsidiaries for purposes of entitlement to paid time off and eligibility to participate and vesting in Buyer’s 401(k) plan. On or prior to the Closing Date, Seller shall provide written notice to Buyer of all service credit described in the preceding sentence. As soon as reasonably practicable after the Closing Date and subject to Buyer’s receipt of appropriate paperwork, Buyer shall cause any tax-qualified defined contribution plan sponsored or maintained by Buyer or its Subsidiaries to accept any and all distributions (including any outstanding plan loans) from any tax-qualified defined contribution plan sponsored or participated in by the Company which are considered “eligible rollover distributions” within the meaning of Section 402(c) of the Code if so directed by the Employees.

(c) Following the Closing Date, Buyer shall, or shall cause its Subsidiaries or the Company to make reasonable efforts to waive any pre-existing condition exclusion under its employee benefit plans, programs, policies, practices and arrangements to the extent such exclusion was not imposed with respect to an Employee under the corresponding Employee Benefit Plan; provided, however, that the obligations of Buyer and its Subsidiaries shall be limited to (i) requesting in good faith that the applicable insurer implement such actions and (ii) incurring any reasonable administrative costs related thereto, if necessary.

(d) The provisions of this Section 7.3 are for the sole benefit of the parties to this Agreement and nothing in this Section is intended or shall be construed to require Buyer, the Company or any of their respective Subsidiaries or Affiliates to continue after the Closing Date the employment of any Person, including without limitation any Employee or any Person listed on Schedule 4.15(a)(i), or to otherwise interfere with any such entity’s right to terminate the employment of any Person, including without limitation any Employee or any Person listed on Schedule 4.15(a)(i), at will at any time after the Closing Date, with or without cause, with or without notice, or for any reason or no reason. Nothing in this Agreement, whether express or implied, shall constitute an amendment or modification to, or be construed as amending or modifying, any benefit plan, program or agreement sponsored, maintained or contributed to by Seller, the

Company, Buyer, or any of their respective Affiliates or shall limit the right of Seller, the Company, Buyer, or any of their respective Affiliates to amend, terminate or otherwise modify any such benefit plan, program or agreement after the Closing Date.

7.4 Access to Information.

(a) The Company and the Subsidiaries shall afford to Buyer’s officers, employees, accountants, counsel and other representatives access at all times, from the date hereof until the Closing Date, to all its properties, books, contracts, commitments, files and records, as well as to its officers and employees and, during such period, the Company and the Subsidiaries shall provide Buyer and such representatives access to (i) each material report, schedule, registration statement and other document filed or received by it during such period and (ii) all other information concerning its business, properties and personnel as such other party may reasonably request. Furthermore, the Company shall give Buyer, or Buyer’s authorized representatives, at all reasonable times before the Closing Date and upon adequate notice to the Company, physical access to the properties and facilities of the Company and the Subsidiaries for the purpose of inspecting same. Buyer agrees to comply fully with the rules, regulations and instructions issued by the Company regarding the actions of Buyer and its representatives while upon, entering or leaving the properties and facilities. Buyer’s environmental investigation of such properties and facilities shall be limited to conducting a Phase I Environmental Site Assessment in accordance with the American Society for Testing and Materials (A.S.T.M.) Standard Practice Environmental Site Assessments: Phase I Environmental Site Assessment Process (Publication Designation: E1527-05) (“Site Assessment”), and at the Company’s discretion, shall be accompanied by a representative of the Company. Upon the written request of Seller or the Company, Buyer shall furnish, free of costs, to the Company or Seller with a copy of any written report prepared by or for Buyer related to any Site Assessment of the properties and facilities as soon as reasonably possible after it is prepared. All environmental reports prepared by or for Buyer shall be maintained in strict confidence and for use solely in connection with the evaluation of the Company. Except for the obligations to provide reports to the Company or Seller as set forth in the preceding sentence, if the Closing does not occur, such reports, shall not be disclosed to any other party.

(b) Buyer agrees that it will not, and will cause its respective representatives not to, use any information obtained by any such Person pursuant to this ARTICLE VII or otherwise in conjunction with the negotiation, execution, or consummation of the transactions contemplated in this Agreement for any purpose unrelated to the consummation of the transactions contemplated by this Agreement, except as and to the extent permitted by the terms of this Agreement or the Ancillary Agreements; provided, that, the foregoing shall not apply to any information that (i) is in the public domain, (ii) is published or otherwise becomes part of the public domain through no fault of Buyer or any of its Affiliates or (iii) becomes available to Buyer or any of its Affiliates on a non-confidential basis from a source that did not acquire such information (directly or indirectly) from Seller or Buyer or any of their respective Affiliates on a confidential basis. The Confidentiality Agreement shall apply with respect to the information furnished thereunder and hereunder and any other activities contemplated thereby. Buyer shall indemnify, defend and hold harmless the Company, Seller, Seller’s direct and indirect equity holders and any of their respective Affiliates from and against any and all claims, actions, causes of action, demands, assessments, losses, damages, liabilities, judgments, settlements, penalties, costs and expenses (including reasonable attorneys’ fees and expenses), of any nature whatsoever asserted against or suffered by the Company or Seller relating to, resulting from or arising out of examinations or inspections made by Buyer or its representatives pursuant to this Section 7.4; provided, however, that Buyer shall not have any liability arising out of the discovery of any existing environmental contamination or condition during any such examinations or inspections except in respect of its ownership of the Company. THE FOREGOING INDEMNIFICATION AND HOLD HARMLESS SHALL APPLY WHETHER OR NOT SUCH CLAIMS, ACTIONS, CAUSES OF ACTION, LIABILITIES, DAMAGES, LOSSES, COSTS OR EXPENSES ARISE OUT OF (i) NEGLIGENCE (INCLUDING SOLE NEGLIGENCE, SIMPLE NEGLIGENCE, CONCURRENT NEGLIGENCE, ACTIVE OR PASSIVE NEGLIGENCE, BUT EXCLUDING THE GROSS NEGLIGENCE OR WILLFUL MISCONDUCT) OF SELLER OR THE COMPANY OR (ii) STRICT LIABILITY.

(c) From and after the Closing, Seller shall, and shall direct its Affiliates to, keep confidential and not disclose all information relating to the Company or its Subsidiaries or any of their respective businesses or assets (the “Restricted Information”), and shall not directly or indirectly use such Restricted Information for any purpose, except as and to the extent permitted by the terms of this Agreement or the Ancillary Agreements. The obligation shall continue indefinitely from the Closing Date and shall not apply to any information that (i) is in the public domain, (ii) is published or otherwise becomes part of the public domain through no fault of Seller or any of its Affiliates or (iii) becomes available to Seller or any of its Affiliates on a non-confidential basis from a source that did not acquire such information (directly or indirectly) from Seller or Buyer or any of their respective Affiliates on a confidential basis. Notwithstanding the foregoing, Seller may make disclosures required by Law and in connection with disputes hereunder; provided, however, that Seller, to the extent practicable, shall provide Buyer with prompt notice thereof so that Buyer, at its sole cost and expense, may seek a protective order or other appropriate remedy or waive compliance with the provisions of this Section 7.4(c). In the event that such protective order or other remedy is not obtained or Buyer waives compliance with the provisions of this Section 7.4(c), Seller shall or shall cause the Person required to disclose such Restricted Information to furnish only that portion of the information that such Person is legally required, and, to the extent practicable, Seller shall exercise commercially reasonable efforts to obtain reliable assurance that confidential treatment is accorded the Restricted Information so furnished.

(d) From and after the Closing, any restrictions contained herein or in the Confidentiality Agreement relating to Buyer’s use or disclosure of the Restricted Information shall be null and void.

(e) No later than May 20, 2013, Seller shall deliver to Buyer, the unaudited consolidated balance sheet and the related statement of income and retained earnings and of cash flows of the Company and the Subsidiaries as of and for the month ended March 31, 2013, prepared on a basis consistent with the Most Recent Financial Statements; provided that if the Closing Date shall occur prior to May 20, 2013, Seller will reasonably cooperate with Buyer and the Company in conjunction with the Company’s preparation of such financial statements.

(f) Prior to and after the Closing, Seller shall provide Buyer access to the personnel, books and records of Seller, the Company and their respective Affiliates to the extent reasonably necessary to enable Buyer to prepare financial statements of the Company and its Subsidiaries in such form and covering such periods as may be required by any applicable securities Laws to be filed with the SEC. Without limiting the generality of the foregoing, Seller shall use commercially reasonable efforts to deliver or cause to be delivered or made available to Buyer on or before the 45th day after the Closing Date, the unaudited consolidated financial statements of the Company for the three month period ended March 31, 2013 and the related footnotes, which in each case shall have been reviewed by the independent public accountants of the Company, as shall be reasonably necessary for inclusion in Buyer’s current report on Form 8-K under the Exchange Act. Seller will use commercially reasonable efforts to deliver or cause to be delivered or made available to Buyer on or before the 65th day after the Closing Date, the report of the independent public accounts of the Company with respect to those portions of the financial statements to be delivered or made available under this Section 7.4(e) for which such report is required by Form 8-K. Furthermore, Seller shall use its commercially reasonable efforts to cause the independent public accountants of the Company to provide any consent necessary to the filing of such financial statements with the SEC and to provide such customary representation letters as are necessary in connection therewith. All of the financial statements, reports, opinions and related activities to be prepared, provided, delivered, made available or undertaken pursuant to this Section 7.4(e) shall be prepared, provided, delivered, made available and undertaken at the sole cost and expense of Buyer.

(g) After the Closing, Buyer shall provide, and will cause the Company and the Subsidiaries to provide, Seller reasonable access during the Company’s regular business hours to personnel, books and records of the Company and the Subsidiaries in connection with, among other things, any insurance claims by, preparation of Tax returns by, Legal Proceedings against or investigations by a Governmental Authority of, Seller, Seller’s direct or indirect equity holders or any of their respective Affiliates or in order to enable Seller to comply with its obligations under this Agreement and each Ancillary Document. Seller shall be entitled, at its sole cost and expense, to make copies of the books and records to which it is entitled to access pursuant to this Section 7.4(e). In the event that Buyer desires to destroy (or permit to be destroyed) books and records of the Company or the Subsidiaries in respect of time periods ending or events that began on or prior to the Closing, Buyer shall give Seller 90 days prior written notice of such desire, and Seller shall have the right at its option and expense to, upon written notice to Buyer during such time period, take possession of such books and records within 180 days after the date of Buyer’s notice.

7.5 Books and Records. On or within two (2) Business Days after the Closing Date, Seller shall as permitted by applicable Law deliver to Buyer all records of the Company and the Subsidiaries in Seller’s possession, including original minute books and other corporate books and records and accounts. Seller will deliver to Buyer, at Buyer’s expense, all of the rights of way easements, rights of way option agreements, files, assignments, operating records and agreements, engineering records, financial and accounting records (but not including general financial accounting or tax accounting records), and other similar files and records of the Company and the Subsidiaries which directly relate to the assets and properties of the Company and the Subsidiaries. Buyer agrees that Seller may retain copies of all files transferred to Buyer pursuant to this Section 7.5.

7.6 Regulatory Approvals.

(a) Each party hereto shall cooperate and use its commercially reasonable efforts to promptly prepare and file all necessary documentation to effect all necessary applications, notices, petitions, filings and other documents, and use all commercially reasonable efforts to obtain (and will cooperate with each other in obtaining) any consent, acquiescence, authorization, order or approval of, and any exemption or nonopposition by, any Governmental Authority required to be obtained or made by the Company, Seller or Buyer or any of their respective Affiliates in connection with the transactions contemplated hereby or the taking of any action contemplated thereby or by this Agreement. Notwithstanding anything to the contrary contained herein (including, for the avoidance of doubt, Section 7.1), in no event shall Buyer or any of its Affiliates be required to (i) propose, negotiate, commit to or effect by consent decree, hold separate order, trust or otherwise, the sale, divestiture or disposition of any assets or business of Buyer or any of its Affiliates or (ii) otherwise take or commit to take actions that after the Closing Date would limit the freedom of Buyer, any of its Affiliates, or the Company or any of the Subsidiaries with respect to one or more of their respective businesses, properties or assets.

(b) As promptly as practicable and in any event not more than 14 days following the date on which the parties hereto have fully executed and delivered this Agreement, Seller and Buyer will file with the Federal Trade Commission and the Department of Justice, as applicable, the required notification and report forms pursuant to the HSR Act and will as promptly as practicable furnish any supplemental information that may be requested in connection therewith. Seller and Buyer will request expedited treatment (i.e., early termination) of such filing. Seller and Buyer shall use commercially reasonable efforts to make or modify all other filings and submissions on a prompt and timely basis in connection with the filings required by this Section. Subject to Section 3.3(a)(iv), each of Seller and Buyer will bear their own costs and expenses relating to the compliance with this Section.

7.7 Other Actions. Except as contemplated by this Agreement, neither the Company, Seller nor Buyer shall, nor permit any of their respective Affiliates to, take or agree or commit to take any action that is reasonably likely to result in any of its respective representations or warranties hereunder being untrue in any material respect or in any of the conditions to the transactions contemplated hereby set forth in ARTICLE IX not being satisfied. Each of the parties agrees to use its commercially reasonable efforts to satisfy the conditions to the Closing set forth in this Agreement.

7.8 LIMITATION AND DISCLAIMER OF IMPLIED REPRESENTATIONS AND WARRANTIES OF THE COMPANY. THE EXPRESS REPRESENTATIONS AND WARRANTIES OF SELLER AND THE COMPANY CONTAINED IN THIS AGREEMENT ARE EXCLUSIVE AND ARE IN LIEU OF ALL OTHER REPRESENTATIONS AND WARRANTIES, EXPRESS, IMPLIED, STATUTORY OR OTHERWISE. AT OR PRIOR TO THE CLOSING, BUYER SHALL HAVE CONDUCTED SUCH INSPECTIONS OF THE COMPANY AND ITS ASSETS AS BUYER DEEMS NECESSARY AND SHALL HAVE SATISFIED ITSELF AS TO THE CONDITION OF THE COMPANY AND ITS ASSETS. EXCEPT AS SPECIFICALLY PROVIDED IN THE REPRESENTATIONS AND WARRANTIES SET FORTH IN THIS AGREEMENT, SELLER AND THE COMPANY MAKE NO WARRANTY OR REPRESENTATION, EXPRESS, IMPLIED, STATUTORY OR OTHERWISE, AS TO THE ACCURACY OR COMPLETENESS OF ANY DATA, REPORTS, RECORDS, PROJECTIONS, INFORMATION OR MATERIALS NOW, HERETOFORE OR HEREAFTER FURNISHED OR MADE AVAILABLE TO BUYER OR ITS REPRESENTATIVES BY THE COMPANY OR BY THE COMPANY’S AGENTS OR REPRESENTATIVES; ANY AND ALL SUCH DATA, RECORDS, REPORTS, PROJECTIONS, INFORMATION AND OTHER MATERIALS FURNISHED BY SELLER, THE COMPANY OR BY THE COMPANY’S AGENTS OR REPRESENTATIVES OR OTHERWISE MADE AVAILABLE TO BUYER OR BUYER’S REPRESENTATIVES ARE PROVIDED TO OR FOR THE BENEFIT OF BUYER AS A CONVENIENCE, AND SHALL NOT CREATE OR GIVE RISE TO ANY LIABILITY OF OR AGAINST THE COMPANY, SELLER OR THE AGENTS OR REPRESENTATIVES OF THE COMPANY OR SELLER AND SHALL NOT GIVE BUYER ANY RIGHT TO CLAIM INDEMNIFICATION UNDER ARTICLE XII OR THAT THE CLOSING CONDITIONS IN SECTION 9.1(d) OR SECTION 9.1(e) HAVE NOT BEEN SATISFIED; AND ANY RELIANCE ON OR USE OF THE SAME SHALL BE AT BUYER’S SOLE RISK. THE PROVISIONS OF THIS SECTION 7.8, TOGETHER WITH THE LIMITED REMEDIES PROVIDED HEREIN WERE SPECIFICALLY BARGAINED FOR AMONG BUYER, THE COMPANY AND SELLER AND WERE TAKEN INTO ACCOUNT BY BUYER, THE COMPANY AND SELLER IN ARRIVING AT THE PURCHASE PRICE. BUYER ACKNOWLEDGES AND AGREES TO THE FOREGOING AND AGREES, REPRESENTS AND WARRANTS THAT THE FOREGOING DISCLAIMER IS “CONSPICUOUS” AND THE RESULT OF ARM’S-LENGTH NEGOTIATION, THAT BUYER IS SOPHISTICATED AND KNOWLEDGEABLE ABOUT BUSINESS MATTERS AND WAS REPRESENTED BY COUNSEL, THAT THIS DISCLAIMER IS NOT BOILERPLATE AND THAT THIS DISCLAIMER IS TO BE A CLEAR, UNEQUIVOCAL AND EFFECTIVE DISCLAIMER OF RELIANCE UNDER TEXAS LAW.

7.9 Change of Company Name. Buyer agrees that it shall have no right to use the name of “TEAK Midstream” or any service marks, trademarks, trade names, identifying symbols, logos, emblems, signs or insignia related thereto or containing or compromising the foregoing, including any name or mark confusingly similar thereto or a derivative thereof (collectively, the “Subject Marks”), and will not at any time hold itself out as having any affiliation with Seller or any of its Affiliates. In furtherance thereof, as promptly as practicable, but in no event later than 90 days following the Closing Date, Buyer shall remove, strike over or otherwise obliterate all Subject Marks from all materials, including, without limitation, any vehicles, business cards, schedules, stationary, packaging materials, displays, signs, promotional materials, manuals, forms, computer software and other materials. From and after the Closing: (a) neither Buyer nor the Company shall object to (i) the formation by one or more of the executive officers of the Company of an entity with the word “TEAK” in its name or (ii) the use by one or more of such executive officers of the logo of the Company as the logo for the new entity, and (b) each of Buyer and the Company shall provide such consents as may be required in connection with the formation of such a new entity.

7.10 Consents Under Credit Agreement. The Company and Buyer shall work together in order to obtain any and all consents, approvals or waivers required by the terms of the Credit Agreement as may be required to avoid a breach or default or any right of acceleration or cancellation thereunder as a result of the execution, delivery or performance of this Agreement; provided, however, failure of the Company to obtain any such consent, approval or waiver shall not constitute a failure of a condition to Seller’s or Buyer’s obligation to proceed to close as long as the amounts due under the Credit Agreement (a) are paid off in full at the Closing (it being agreed that none of Seller, Seller’s direct or indirect equity holders or any of their respective Affiliates have any obligation to cause such payments to be made), or (b) in a form deemed satisfactory by Seller, continued in place without any continuing liabilities or obligations with respect thereto or arising therefrom of Seller, Seller’s direct or indirect equity holders or any of their respective Affiliates, including, without limitation, any obligation to contribute capital to the Company, the Senior Lender or otherwise in conjunction with the Credit Agreement.

7.11 Waiver from TexStar. Prior to the Closing and at the request of Buyer, the Company shall, in good faith, try to facilitate discussions between the Buyer and TexStar, regarding TexStar’s willingness to waive the applicability of the provisions of Section 6.6 of the T2 Eagle Ford LLC Agreement, Section 6.5 of the T2 LaSalle LLC Agreement and Section 6.5 of the T2 EF Cogeneration Holdings LLC Agreement, to, and TexStar’s rights arising thereunder in connection with, the transactions contemplated by this Agreement; provided, however, that any failure of TexStar to waive the applicability of any such provision or the exercise by TexStar of any of its rights with respect thereto shall (a) not be deemed to be a violation by the Company or Seller of their respective duties and obligations under this Agreement, including this Section 7.11, and (b) not constitute the failure to be fulfilled of any condition to Buyer’s obligation to complete the Closing under Section 9.1 other than the condition set forth in Section 9.1(a). Notwithstanding anything to the contrary in this Agreement, neither Buyer nor its Affiliates nor any Person on their behalf shall, without the prior written consent of the Company, contact or otherwise engage in discussions with TexStar (or any of its Affiliates) regarding the terms of the Joint Venture LLC Agreements or otherwise relating to the transactions contemplated by this Agreement or the Ancillary Documents.

7.12 No Solicitation; No Competition.

(a) Except for the transactions contemplated by this Agreement, until the Closing Date or the earlier termination of this Agreement, the Company and Seller shall refrain, and each shall cause its Affiliates and direct its and their officers, managers, directors, employees, investment bankers, attorneys or other representatives to refrain from, directly or indirectly, (i) soliciting or initiating discussions, inquiries, offers or proposals, or participate in any discussions or negotiations or (ii) furnishing or causing to be furnished, to any Person or entity, any information concerning the business, operations, properties or assets of the Company or any of the Subsidiaries, in each case, for the purpose or with the intention of leading to any proposal or offer from any Person that would reasonably be expected to lead to any bona fide proposal made by a third party to effect an acquisition of the Member Interests or other equity interests of the Company or any Subsidiary (including pursuant to a merger, consolidation or other business combination) or any other similar transaction involving the Company (including the purchase or disposition of any material amount of the assets of the Company or any Subsidiary other than sales of Hydrocarbons). Seller shall notify Buyer of any unsolicited offers it receives to acquire the Company.

(b) From the Closing until two (2) years after the Closing Date, Seller will not directly or indirectly through any subsidiary, agent, representative or other Person other than a Person that Controls Seller (and that was not formed for the purpose of circumventing Seller’s obligations under this Section 7.12) (i) engage in any business, or assist any Person or other business concern (other than Buyer or its Affiliates) to engage in any business, with respect to any gas gathering, transmission, treating, processing, compression, marketing or price risk management services in any of the counties set forth on Schedule 7.12(b) or any other counties to which the Eagle Ford or Pearsall shale formations extend, (ii) take any preparatory steps for the purpose of engaging in any such business or (iii) solicit or knowingly encourage any Person, who was during the prior one-year period, or is at such time, a customer, supplier, contractor, employee or consultant (including the individuals set forth on Exhibit E) of the Company or the Subsidiaries to terminate or diminish its relationship with, or negotiate new or different contracts or terms of business with, the Company, the Subsidiaries or Buyer; provided that for the avoidance of any doubt and notwithstanding anything else in this Agreement, the provisions of this Section 7.12(b) shall not apply to NGP Energy Capital Management, L.L.C., its current and future investment funds or any of their respective Affiliates or portfolio companies (other than Seller or its subsidiaries (other than the Company or any Subsidiary)).

(c) Although Seller agrees and acknowledges that (a) the covenants set forth in this Section 7.12 are reasonably limited in time and in all other respects, (b) the covenants set forth in this Section 7.12 are reasonably necessary for the protection of Buyer, (c) Buyer would not have entered into this Agreement but for the covenants of Seller contained in this Section 7.12 and (d) the covenants contained herein have been made in order to induce Buyer to enter into this Agreement, if this is determined not to be the case by a judge or court of competent jurisdiction, Buyer and Seller specifically request that the limitations contained in this Section 7.12 be reformed to the extent necessary to make this Section 7.12 enforceable.

(d) Seller acknowledges that Seller’s violation or threatened attempted violation of the covenants contained in this Section 7.12 may cause irreparable harm to Buyer and its Affiliates and that money damages may not be a sufficient remedy for any breach of these sections. Seller agrees that Buyer and its Affiliates shall be entitled as a matter of right to request equitable relief, including entry of a temporary restraining order in state or federal court, preliminary and permanent injunctive relief against the activities in violation of this Section 7.12 or both, or other appropriate judicial remedy, writ or order, in any court of competent jurisdiction, restraining any violation or further violation of such covenants by Seller or others acting on Seller’s behalf. Such remedies will be in addition to all other remedies available to Buyer and its Affiliates, in accordance with this Agreement.

7.13 Managers’, Directors’ And Officers’ Indemnification. From and after the Closing Date, the Company shall, to the maximum extent permissible under then applicable Law in effect at the time, not modify the provisions in the Company’s (or any successor’s) Certificate of Formation and the LLC Agreement in existence on the date hereof so as to affect adversely the rights with respect to (i) the elimination of liability of past and present members or managers, (ii) indemnification of past and present officers, managers, directors and employees of the Company (in all of their capacities), as such provisions apply to any officers, managers, directors and employees of the Company prior to the Closing (the “Covered Parties”) and (iii) advancement of expenses contained in the operating agreement of the Company. The obligations of Buyer under this Section 7.13 shall not be terminated or modified in such a manner as to adversely affect any Covered Party without the consent of such affected Covered Party (it being expressly agreed that the Covered Parties shall be third party beneficiaries of this Section 7.13). In the event any claim or claims are asserted or made pursuant to the indemnification rights set forth in this Section 7.13, all rights to indemnification in respect of any such claim or claims shall continue until the disposition of any and all such claims. Any determination required to be made with respect to whether a Covered Party’s conduct complies with the applicable standard of conduct which governs the availability of such indemnification shall be made by independent legal counsel selected by the Covered Party and reasonably acceptable to Buyer.

ARTICLE VIII

BUYER’S ENVIRONMENTAL DUE DILIGENCE EXAMINATION

8.1 Environmental Due Diligence Examination. From the date hereof until 5:00 p.m. (local time in Dallas, Texas) on the twentieth (20th) day after the execution and delivery of this Agreement by all parties (the “Examination Period”), the Company shall afford Buyer and its authorized representatives reasonable access during normal business hours to the records of the Company at the offices of Seller for the purposes of determining whether Environmental Defects (as defined below) exist (“Buyer’s Environmental Review”); provided that such investigation shall be upon reasonable notice and shall not unreasonably disrupt the personnel and operations of Seller or the Company or impede the efforts of Seller or the Company to comply with their other obligations under this Agreement. Such books and records shall include files, assignments, operating records and agreements, financial and accounting records, engineering records, in each case insofar as same may now be in existence and in the possession of the Company, excluding, however, any information that the Company is prohibited from disclosing by bona fide, third party confidentiality restrictions; provided that: (i) any information withheld on such basis shall be identified with as much specificity and detail as reasonably possible without breaching such obligation, and (ii) if requested by Buyer, the Company shall use its commercially reasonable efforts (without incurring any expense) to obtain a waiver of any such restrictions in favor of Buyer. The cost and expense of Buyer’s Environmental Review, if any, shall be borne solely by

Buyer. Buyer shall not contact any of the customers or suppliers of Seller in connection with the transactions contemplated hereby, whether in person or by telephone, mail or other means of communication, without the specific prior authorization of Seller, which consent shall not be unreasonably withheld.

8.2 Assertion of Environmental Defects. If Buyer discovers any Environmental Defects prior to the expiration of the Examination Period, Buyer shall notify the Company as soon as possible and no later than the expiration of the Examination Period of such alleged Environmental Defect. To be effective, such notice (“Defect Notice”) must (i) be in writing, (ii) be received by the Company prior to the expiration of the Examination Period, (iii) describe the Environmental Defect in reasonable detail including the basis therefor (including any reports, summaries and other information created or delivered in conjunction with Buyer’s Environmental Review and any supporting documents, in each case, in the possession of Buyer), (iv) identify the specific property to which such Environmental Defect relates, and (v) include the Environmental Defect Amount as determined by Buyer in good faith. Any matters that may otherwise constitute Environmental Defects, but of which the Company has not been specifically notified by Buyer in accordance with the foregoing, shall be deemed to have been waived by Buyer for all purposes. Except to the extent of its remedies with respect to a breach of representations and warranties, Buyer’s sole and exclusive rights and remedies with respect to any matter that constitutes an Environmental Defect shall be those set forth in this ARTICLE VIII and Section 11.1(b)(iv), and Buyer shall not be entitled to indemnification or any other right or remedy with respect to any Environmental Defect. Upon the receipt of such effective Defect Notice from Buyer, the Company shall have the option, in addition to the rights set forth in this ARTICLE VIII, but not the obligation, to attempt to cure such Environmental Defect at any time prior to the Closing.

8.3 Environmental Defects. The term “Environmental Defect” means a condition that exists with respect to any of the property or operations of the Company or any of its Subsidiaries on the property that (i) is identified by the Site Assessment conducted by or on behalf of Buyer and (ii) causes such property (or the Company or any Subsidiary with respect to such property) to (A) not be in compliance with or create a liability under Environmental Law or (B) have concentrations of Hazardous Materials in any environmental medium that exceed cleanup standards established under applicable Environmental Law. With respect to each Environmental Defect that is not cured on or before the Closing, the Base Purchase Price shall be reduced, subject to Section 8.4, by the Environmental Defect Amount to the extent that such Environmental Defect Amount exceeds One Hundred Thousand Dollars ($100,000), it being expressly understood that if any single Environmental Defect Amount exceeds One Hundred Thousand Dollars ($100,000), the entire amount of such Environmental Defect Amount shall be included in the calculation of any applicable adjustment to the Base Purchase Price pursuant to Section 8.4. The “Environmental Defect Amount” shall mean the reasonable cost, as agreed upon by Seller and Buyer or otherwise determined pursuant to Section 8.4(b), to investigate and remediate the property or operations (or applicable portion thereof) to cure the Environmental Defect in accordance with applicable Environmental Laws in a manner that is reasonably timely and cost effective. For purposes of determining the Environmental Defect Amount, Buyer and Seller agree that with respect to any such cost relating to the properties of any of the Joint Ventures or any of their respective subsidiaries, the Environmental Defect Amount shall only include Seller’s pro rata portion of such costs, based upon Seller’s direct or indirect equity ownership in such Joint Venture or Subsidiary, as the case may be.

8.4 Base Purchase Price Adjustments for Environmental Defects.

(a) Notwithstanding anything to the contrary contained in this Agreement, if the Base Purchase Price adjustment, as applied to all Environmental Defects for which an adjustment is to be made, does not exceed one and one-half percent (1.5%) of the Base Purchase Price, then no adjustment of the Base Purchase Price shall occur. If the Base Purchase Price adjustment which would result from Section 8.3 as applied to all Environmental Defects for which an adjustment is to be made exceeds one and one-half percent (1.5%) of the Base Purchase Price, the Base Purchase Price shall be adjusted by the amount of such adjustment that exceeds one and one-half percent (1.5%) of the Base Purchase Price; provided, however, that in no event will the Base Purchase Price be reduced by any amount greater than five percent (5%) of the Base Purchase Price.

(b) Buyer and the Company shall attempt to agree on all Environmental Defects and Environmental Defect Amounts prior to the Closing. If such Parties are unable to agree by the Closing, Buyer or the Company shall notify the other party in writing of such disagreement, including the basis therefor and any supporting documents, and the Environmental Defects and the Environmental Defect Amounts in dispute shall be exclusively and finally resolved pursuant to this Section 8.4(b). Buyer and the Company agree to pursue any such arbitration in good faith and with reasonable diligence, with the goal of concluding the arbitration as soon as practicable. There shall be a single arbitrator. The arbitrator shall be an environmental consultant with at least ten (10) years experience in the oil and gas industry involving properties in the relevant jurisdiction in which the properties alleged to have an Environmental Defect are located, as selected by mutual agreement of Buyer and the Company within ten days after either Buyer or the Company has provided the other with a notice of dispute invoking this Section 8.4(b), and absent such agreement, by the Dallas office of the American Arbitration Association (the “Environmental Arbitrator”). The arbitration proceeding shall be held in Dallas, Texas and shall be conducted in accordance with the Commercial Arbitration Rules of the American Arbitration Association, to the extent such rules do not conflict with the terms of this Section. The Environmental Arbitrator’s determination of the Environmental Defects and, if necessary, the Environmental Defects Amount shall be made within twenty (20) days after submission of the matters in dispute and shall be final and binding upon all parties, without right of appeal. In making its determination, the Environmental Arbitrator shall be bound by the rules set forth in this ARTICLE VIII and, subject to the foregoing, may consider such other matters as in the opinion of the Environmental Arbitrator are necessary to make a proper determination. The Environmental Arbitrator, however, may not award Buyer a greater Environmental Defect Amount than the Environmental Defect Amount claimed by Buyer in its applicable Environmental Defect Notice. The Environmental Arbitrator shall act as an expert for the limited purpose of determining the specific disputed Environmental Defects and Environmental Defect Amounts submitted by either Buyer or the Company and may not award damages, interest or penalties to any party with respect to any matter. The parties shall each bear their own legal fees and other costs of presenting its case. Each of Buyer, on one hand, and Seller, on the other hand, shall bear one-half of the costs and expenses of the Environmental Arbitrator. Notwithstanding anything in this Agreement to the contrary, the Closing shall be delayed until no earlier than the delivery of a determination of the disputed matters by the Environmental Arbitrator. The Base Purchase Price shall be reduced by any Environmental Defect Amount awarded by the Environmental Arbitrator, subject to the limitations set forth in Section 8.3 without duplication under Section 3.4.

ARTICLE IX

CONDITIONS TO THE CLOSING

9.1 Buyer’s Conditions. The obligation of Buyer to complete the Closing is subject to fulfillment prior to or at the Closing of each of the following conditions, each of which shall be deemed to be fully satisfied upon the Closing:

(a) No Legal Proceeding. At the Closing, no Legal Proceeding shall be pending or threatened seeking to enjoin or prevent, or obtain material damages or other material relief in connection with the consummation of the transactions contemplated by this Agreement, nor shall an Injunction, Order or Official Action have been enacted or issued that on a temporary or permanent basis restrains, enjoins, invalidates or prohibits the consummation of the transactions contemplated hereby.

(b) Bank Accounts. Seller shall have caused the Company to change the names of the respective officers, employees, agents or other similar representatives of the Company, as designated by Buyer at or prior to the Closing, who thereafter shall be authorized to transact business with respect to the accounts, safe deposit boxes, lock boxes or other relationships with the banks, trust companies, securities brokers and other financial institutions set forth in Schedule 4.24.

(c) Fulfillment of Obligations. Seller and the Company shall have duly performed or complied with all of the obligations and covenants to be performed or to which compliance by each of them is required under the terms of this Agreement at or prior to the Closing Date.

(d) Accuracy of Representations and Warranties. The representations and warranties of the Company and Seller set forth herein shall be true and correct in all material respects (except to the extent that such representations and warranties are qualified by the term “material” or contain terms such as “Material Adverse Effect” in which case such representations and warranties shall be true and correct in all respects) as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date.

(e) No Material Adverse Effect. Since the date of this Agreement, there shall not have occurred an event or circumstance or series of events or circumstances relating to the Company or any Subsidiary that, when considered with any inaccuracies of representations and warranties of the Company and Seller hereunder, has had, or is reasonably likely to have, a Material Adverse Effect on the Company.

(f) HSR Act. The consummation of the transactions contemplated under the terms of this Agreement is not prevented from occurring by (and the required waiting period, if any, has expired under) the HSR Act and the rules and regulations of the Federal Trade Commission and the Department of Justice.

(g) Termination of Credit Agreement. Buyer and the Company shall have made arrangements with the Company’s Senior Lender under the Credit Agreement to the satisfaction of Seller and Buyer that, concurrently with the Closing, Buyer pays in full the Credit Agreement Indebtedness Amount and all security interests and Liens held by the Company’s Senior Lender under the Credit Agreement are released and terminated.

(h) Closing Deliveries. Seller or the Company, as is appropriate, shall have delivered at or before the Closing all of the items listed in Section 10.1 and all other agreements, instruments and documents required by other terms of this Agreement to be executed or delivered by Seller or the Company prior to or in connection with the Closing.

9.2 Seller’s Conditions. The obligation of Seller to complete the Closing is subject to fulfillment prior to or at the Closing of each of the following conditions, each of which shall be deemed to be fully satisfied upon the Closing:

(a) Legal Proceeding. At the Closing, no Legal Proceeding shall be pending or threatened seeking to enjoin or prevent, or obtain material damages or other material relief in connection with the consummation of the transactions contemplated by this Agreement, nor shall an Injunction, Order or Official Action have been enacted or issued that on a temporary or permanent basis restrains, enjoins, invalidates or prohibits the consummation of the transactions contemplated hereby.

(b) Accuracy of Representations and Warranties. The representations and warranties of Buyer set forth herein shall be true and correct in all material respects (except to the extent that such representations and warranties are qualified by the term “material” or contain terms such as “Material Adverse Effect” in which case such representations and warranties shall be true and correct in all respects) as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date.

(c) Fulfillment of Obligations. Buyer shall have duly performed or complied with all of the obligations and covenants to be performed or to which compliance by Buyer is required under the terms of this Agreement at or prior to the Closing Date.

(d) HSR Act. The consummation of the transactions contemplated under the terms of this Agreement is not prevented from occurring by (and the required waiting period, if any, has expired under) the HSR Act and the rules and regulations of the Federal Trade Commission and the Department of Justice.

(e) Termination of Credit Agreement. Buyer and the Company shall have made arrangements with the Company’s Senior Lender under the Credit Agreement to the satisfaction of Seller and Buyer that, concurrently with the Closing, Buyer pays in full the Credit Agreement Indebtedness Amount and all security interests and Liens held by the Company’s Senior Lender under the Credit Agreement are released and terminated.

(f) Closing Deliveries. Buyer shall have delivered at or before the Closing all of the items listed in Section 10.2 and all other agreements, instruments and documents required by other terms of this Agreement to be executed or delivered by Buyer prior to or in connection with the Closing.

ARTICLE X

DELIVERIES AT THE CLOSING

10.1 Deliveries to Buyer. At the Closing, Seller or the Company, as is appropriate, shall deliver, or shall cause to be delivered, to Buyer the following:

(a) an assignment evidencing the sale, assignment, transfer and conveyance by Seller to Buyer of the Member Interests in accordance with the terms hereof in the form attached hereto as Exhibit “B” (the “Assignment”);

(b) a certificate of the Seller, dated as of the Closing Date, (i) setting forth resolutions of the board of managers of the Seller authorizing the consummation of the transactions contemplated hereby, and certifying that such resolutions were duly adopted and have not been rescinded or amended as of the Closing Date, and (ii) certifying that, other than as set forth therein, which disclosures shall not affect Buyer’s rights under this Agreement in any respect, (A) the representations and warranties of the Company and Seller set forth herein are true and correct in all material respects as of the Closing Date (except to the extent that such representations and warranties are qualified by the term “material” or contain terms such as “Material Adverse Effect” in which case such representations and warranties shall be true and correct in all respects) and (B) Seller and the Company have duly performed or complied with all of the obligations and covenants to be performed or to which compliance by each of them is required under the terms of this Agreement at or prior to the Closing Date;

(c) a certificate of the Seller attesting as to the incumbency and signature of each officer of the Seller, as applicable, who shall execute this Agreement and any other agreement in connection therewith on behalf of the Seller;

(d) a certificate of the Company attesting as to the incumbency and signature of each officer of the Company, as applicable, who shall execute this Agreement and any other agreement in connection therewith on behalf of the Company, and certifying as being true and complete the copies attached to such certificate of the certificate of formation and operating agreement of the Company, each as in effect on such date;

(e) a certificate of existence of the Company and each Subsidiary from the secretary of state of each state in which they are organized and a certificate of the good standing of the Company and each Subsidiary from each state in which they are organized, and a certificate of qualification of the Company and each Subsidiary as a foreign entity authorized to do business in each state in which they are so qualified, in each case dated as of a date not earlier than 10 days prior to the Closing Date;

(f) the originals of all minute books, stock transfer records, electronic data and corporate and all other records of the TEAK Companies and, to the extent in the possession of the TEAK Companies, originals of the minute books, stock transfer records, electronic data and corporate and all other records of any other Subsidiary;

(g) the resignation of each of the present managers, directors and officers of (i) each of the Company and the TEAK Companies and (ii) any other Subsidiary to the extent appointed or otherwise designated by any of the TEAK Companies;

(h) all evidence reasonably satisfactory to Buyer of all notices, consents and waivers referenced on Schedule 5.3;

(i) a Consulting Agreement in the form attached hereto as Exhibit “C” (the “Consulting Agreements”) executed by each of the Persons listed on Exhibit “E”;

(j) a Non-competition Agreement in the form attached hereto as Exhibit “D” (the “Non-competition Agreements”) executed by each of the Persons listed on Exhibit “D-1”;

(k) a certification of non-foreign status of Seller in the form prescribed by Treasury Regulation Section 1.1445-2(b)(2);

(l) evidence reasonably satisfactory to Buyer of the termination of each Confidentiality and Non-Compete Agreement; and

(m) the Escrow Agreement duly executed by Seller.

10.2 Deliveries by Buyer to Seller. At the Closing, in addition to making the payments described in Section 3.2, Section 3.3 and Section 3.7, Buyer shall deliver to Seller the following:

(a) a certificate of a duly authorized representative of Buyer, dated the Closing Date, authorizing the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby, and certifying that such authorizations are in full force and effect and have not been rescinded or amended as of the Closing Date;

(b) a certificate of a duly authorized representative of Buyer attesting as to the incumbency and signature of each person who shall execute this Agreement or any other material document related to this transaction;

(c) the Consulting Agreements duly executed by Buyer; and

(d) the Escrow Agreement duly executed by Buyer and the Escrow Agent.

ARTICLE XI

TERMINATION

11.1 Termination. This Agreement may be terminated and the transactions contemplated hereby may be abandoned at any time prior to the Closing Date:

(a) by mutual written consent of Seller and Buyer;

(b) by Seller or Buyer, upon delivery of written notice to the other party:

(i) if there shall have been any breach by the other party (which, in the case of the right of termination by Buyer, shall also include any breach by Seller or the Company) of any representation, warranty, covenant or agreement set forth in this Agreement, which breach (A) would give rise to the failure of a condition to the Closing hereunder and (B) either (1) cannot be cured or (2) if it can be cured, has not been cured prior to the first to occur of (x) 5:00 p.m. on the date that is twenty (20) days following receipt by the breaching party of written notice of such breach or (y) 5:00 p.m. on the date immediately preceding the Termination Date (the “Cure Period”); and, without limiting the generality of the foregoing, there shall be no Cure Period for Buyer’s failure to obtain all funds on or prior to the Closing Date necessary to pay the Closing Date Amounts in accordance with the terms and conditions hereof (which failure shall constitute a material breach of this Agreement);

(ii) if there shall be any Law that makes consummation of the transactions contemplated hereby illegal or otherwise prohibited or if any Governmental Authority shall have issued any Order or taken any other action permanently restraining, enjoining or otherwise prohibiting the consummation of the transactions contemplated hereby and such Order or other action shall have become final and nonappealable;

(iii) if the Closing shall not have occurred on or before August 15, 2013 or such later date as mutually agreed upon by Buyer and Seller (the “Termination Date”); provided, however, that the right to terminate this Agreement under this clause (iii) shall not be available to any party whose breach of this Agreement has been the cause of, or resulted in, the failure of the Closing to occur on or before such date;

(iv) if the aggregate amount of adjustments of the Base Purchase Price pursuant to Section 8.4 on account of the Environmental Defect Amounts exceeds five percent (5%) of the Base Purchase Price; or

(v) if the aggregate amount of Casualty Losses exceeds five percent (5%) of the Base Purchase Price; provided, however, that for purposes of calculating the amount of a Casualty Loss incurred by a Joint Venture or any of their respective subsidiaries under this Section 11.1(b)(v), only Seller’s pro rata portion of such Casualty Losses (based upon Seller’s direct or indirect equity ownership in such Joint Venture or subsidiary, as the case may be), shall be included in such aggregate amount.

11.2 Effect of Termination. In the event of termination of this Agreement by any party hereto as provided in Section 11.1, this Agreement shall forthwith become void and there shall be no liability or obligation on the part of any party hereto with respect to the transactions contemplated in this Agreement or any Ancillary Documents except (i) under the Confidentiality Agreement, (ii) ARTICLE XV and (iii) to the extent that such termination results from the willful breach by a party hereto of any of its representations and warranties or of any of its covenants or agreements contained in this Agreement.

ARTICLE XII

INDEMNIFICATION

12.1 Seller Indemnification. Subject to the limitations set forth in Section 12.4 hereof, Seller hereby agrees to defend, indemnify and hold Buyer and each of its Affiliates, and the officers, managers, directors, employees and agents thereof, harmless from and against any and all claims, judgments, causes of action, liabilities, obligations, guarantees, damages, losses, deficiencies, costs, penalties, interest and expenses, including without limitation, cost of investigation and defense, and reasonable attorneys’ fees and expenses, net of any collected insurance proceeds (collectively, “Losses”), arising out of, based upon, attributable to or resulting from (a) any breach of any representation, warranty, agreement or covenant on the part of Seller or the Company contained in or pursuant to this Agreement, (b) the Credit Agreement Indebtedness Amount, any Company Debt of the type referred to in clause (a) of the definition thereof, or any Company Transaction Costs incurred as of immediately prior to the Closing Date (except to the extent already taken into account in the determination of the Final Purchase Price and, in each instance, without duplication) and (c) any Taxes allocated to Seller pursuant to Section 13.1 (except to the extent already taken into account in the determination of the Final Purchase Price). THE INDEMNIFICATION OBLIGATIONS OF SELLER PURSUANT TO THIS SECTION 12.1 SHALL APPLY WHETHER OR NOT SUCH CLAIMS, JUDGMENTS, CAUSES OF ACTION, LIABILITIES, OBLIGATIONS, GUARANTEES, DAMAGES, LOSSES, DEFICIENCIES, COSTS, PENALTIES, INTEREST OR EXPENSES ARISE OUT OF (x) NEGLIGENCE (INCLUDING SOLE NEGLIGENCE, SIMPLE NEGLIGENCE, CONCURRENT NEGLIGENCE, ACTIVE OR PASSIVE NEGLIGENCE, BUT EXPRESSLY NOT INCLUDING GROSS NEGLIGENCE OR WILLFUL MISCONDUCT) OF ANY INDEMNITEE, (y) STRICT LIABILITY OR (z) ANY VIOLATION OF ANY LAW, RULE, REGULATION OR ORDER RELATED TO THE OWNERSHIP OR OPERATION OF THE COMPANY’S ASSETS, INCLUDING ENVIRONMENTAL LAW.

12.2 Buyer Indemnification. Subject to the limitations set forth in Section 12.4, Buyer hereby agrees to defend, indemnify and hold Seller and the Company harmless from and against any and all Losses arising out of, based upon, attributable to or resulting from (a) any breach of any representation, warranty, agreement or covenant on the part of Buyer contained in or made pursuant to this Agreement; (b) the use or other operation of the assets of the Company or any of the Subsidiaries prior to, on and after the date hereof; or (c) the condition of the assets of the Company or any of the Subsidiaries before, on or after the date hereof, regardless of whether such condition or the events giving rise to such condition arose or occurred before, on or after the date hereof. THE INDEMNIFICATION OBLIGATIONS OF BUYER PURSUANT TO THIS SECTION 12.2 SHALL APPLY WHETHER OR NOT SUCH CLAIMS, JUDGMENTS, CAUSES OF ACTION, LIABILITIES, OBLIGATIONS, GUARANTEES, DAMAGES, LOSSES, DEFICIENCIES, COSTS, PENALTIES, INTEREST OR EXPENSES ARISE OUT OF (x) NEGLIGENCE (INCLUDING SOLE NEGLIGENCE, SIMPLE NEGLIGENCE, CONCURRENT NEGLIGENCE, ACTIVE OR PASSIVE NEGLIGENCE, BUT EXPRESSLY NOT INCLUDING GROSS NEGLIGENCE OR WILLFUL MISCONDUCT) OF ANY INDEMNITEE, (y) STRICT LIABILITY OR (z) ANY VIOLATION OF ANY LAW, RULE, REGULATION OR ORDER RELATED TO THE OWNERSHIP OR OPERATION OF THE COMPANY’S ASSETS, INCLUDING ENVIRONMENTAL LAW.

12.3 Indemnification Procedures.

(a) If any third party asserts any claim against a party to this Agreement which would entitle the party to indemnification under this ARTICLE XII (the “Indemnified Party”), it shall give notice of such claim to the party from whom it intends to seek indemnification (the “Indemnifying Party”) and the Indemnifying Party shall have the right to assume the defense and, subject to Section 12.3(b), settlement of such claim at its expense by representatives of its own choosing acceptable to the Indemnified Party (which acceptance shall not be unreasonably withheld). The failure of the Indemnified Party to notify the Indemnifying Party of such claim shall not relieve the Indemnifying Party of any liability that the Indemnifying Party may have with respect to such claim, except to the extent that the defense is materially prejudiced by such failure. The Indemnified Party shall have the right to participate in the defense of such claim at its expense (which expense shall not be deemed to be a Loss), in which case the Indemnifying Party shall cooperate in providing information to and consulting with the Indemnified Party about the claim. The Indemnified Party shall have the right to employ separate counsel to represent the Indemnified Party if it is advised by counsel that an actual or likely conflict of interest makes it advisable for the Indemnified Party to be represented by separate counsel and reasonable expenses and fees of such separate counsel shall be paid by the Indemnifying Party. If the Indemnifying Party fails or does not assume the defense of any such claim within 15 days after written notice of such claim has been given by the Indemnified Party to the Indemnifying Party, the Indemnified Party may defend against or, subject to Section 12.3(b), settle such claim with counsel of its own choosing at the expense (to the extent reasonable under the circumstances) of the Indemnifying Party.

(b) If the Indemnifying Party does not assume the defense of a claim involving the asserted liability of the Indemnified Party under this ARTICLE XII, no settlement of, or admission of guilt with respect to such claim shall be made by the Indemnified Party without the prior written consent of the Indemnifying Party, which consent shall not be unreasonably withheld or delayed. If the Indemnifying Party assumes the defense of such a claim, (i) no settlement thereof may be effected by the Indemnifying Party without the Indemnified Party’s consent unless (A) there is no finding or admission of any violation of Law or any violation of the rights of any Person and no effect on any other claim that may be made against the Indemnified Party, (B) the sole relief provided is monetary damages that have been paid in full by the Indemnifying Party, and (C) the settlement includes, as an unconditional term thereof, the giving by the claimant or the plaintiff to the Indemnified Party of a release in form and substance reasonably satisfactory to the Indemnified Party, from all liability in respect of such claim, and (ii) the Indemnified Party shall have no liability with respect to any compromise or settlement thereof effected without its consent.

12.4 Limits on Indemnification. Notwithstanding anything to the contrary contained in this Agreement:

(a) The maximum aggregate amount for which Seller may be liable under this ARTICLE XII shall be limited to an amount equal to the portion of the Purchase Price actually received by Seller at the Closing pursuant to Section 3.3(a)(i), as adjusted pursuant to Section 3.4; provided, however, that the maximum aggregate amount for which Seller may be liable pursuant to Section 12.1 for any breaches of representations or warranties (other than the Fundamental Representations or the Company’s representations and warranties in Section 4.17 (Taxes)) shall be limited to the Escrow Amount; provided further that Buyer’s sole and exclusive remedy for any such breach shall be payment from the Escrow Account, to the extent any Escrow Funds remain in the Escrow Account.

(b) Except for (i) the representations and warranties of (A) Seller contained in Section 5.1 (Organization and Good Standing), Section 5.2 (Authorization of Agreement), Section 5.3 (Noncontravention) (other than with respect to the Credit Agreement), Section 5.4 (Brokers), Section 5.6 (Ownership of Member Interests) and Section 5.7 (Title), (B) the Company contained in Section 4.1 (Corporate Organization), Section 4.2 (Qualification), Section 4.3 (Capitalization of the Company), Section 4.4 (Authority Relative to This Agreement) and Section 4.5 (Noncontravention) (other than with respect to the Credit Agreement), (collectively, such representations and warranties in (A) and (B), the “Fundamental Representations”) and (C) Buyer contained in Section 6.1 (Organization and Good Standing), Section 6.2 (Authorization of Agreement), Section 6.3 (Noncontravention) and Section 6.9 (Brokers), each of which representations and warranties shall survive the Closing indefinitely and (ii) the representations and warranties of the Company contained in Section 4.17 (Taxes), which shall survive the Closing for the statute of limitations applicable to such Taxes plus 60 days, all other representations and warranties of Seller, the Company and Buyer shall survive the Closing for a period of six (6) months after the Closing Date (each period of survival set forth in this Section 12.4(b), a “Survival Period”).

(c) None of the Company, Seller, Buyer, or any officer, director, employee, Affiliate or Related Party of the Company, Seller or Buyer shall have any liability whatsoever (whether pursuant to this Agreement or otherwise) with respect to any representation or warranty and any claims arising therefrom or related thereto after the expiration of the Survival Period for such representation or warranty; provided, that if a claim for indemnification is given in writing by the Indemnified Party to the Indemnifying Party before expiration of the applicable Survival Period, such claim shall survive until it is satisfied.

(d) Notwithstanding anything to the contrary herein, Seller shall not have any obligation to defend, indemnify and hold harmless Buyer (or its Affiliates, and the officers, managers, directors, employees and agents thereof) with respect to any claims asserted by Buyer pursuant to Section 12.1 for a breach of a representation or warranty unless the aggregate of Losses (determined without regard to any qualifications of knowledge, materiality or Material Adverse Effect contained therein) with respect to such claims exceed the Deductible, and in the event the value of Losses pursuant to such claims exceed the Deductible, only the value of Losses in excess of the Deductible shall be considered in applying Section 12.1 to such claims; provided, however, that the Deductible shall not apply with respect to any claims asserted by Buyer for a breach of the Fundamental Representations or the representations and warranties of the Company contained in Section 4.17 (Taxes).

(e) Any payments made to Seller, the Company or Buyer pursuant to this ARTICLE XII shall constitute an adjustment of the Purchase Price for Tax purposes and shall be treated as such by Buyer and Seller on their Tax Returns.

12.5 Manner of Payment and Release of Escrow Account.

(a) Any indemnification with respect to any claim pursuant to Sections 12.1 or 12.2 shall be effected by wire transfer of immediately available funds from the Indemnifying Party (or, in the case of an amount payable by Seller, the Escrow Account, as applicable) to an account designated in writing by the applicable indemnitee within ten (10) Business Days after a final determination thereof;

(b) In the event any amount is owed by Seller pursuant to Section 12.1, such amount (i) with respect to any claim relating to the breach of a representation or warranty other than a Fundamental Representation or of the representations and warranties of the Company contained in Section 4.17 (Taxes), shall be satisfied solely by funds from the Escrow Account (to the extent that Escrow Funds are in the Escrow Account) and (ii) with respect to any other claim other than as contemplated in the immediately preceding (i), shall first be satisfied from the Escrow Account (to the extent that Escrow Funds are in the Escrow Account), and Buyer and Seller shall execute the necessary documents instructing the Escrow Agent to make the applicable payments; and

(c) In the event that any Escrow Funds remain in the Escrow Account as of the six (6) month anniversary of the Closing Date, Buyer and Seller shall execute joint written instructions to the Escrow Agent instructing the Escrow Agent to release such funds to Seller; provided, that, if there are any claims for indemnification by Buyer that were timely and properly asserted pursuant to this ARTICLE XII but are unresolved on such date, the applicable portion of the Escrow Funds that are subject to such claims shall not be released until such applicable claims are finally resolved.

(d) For federal and state income Tax purposes, Buyer and Seller agree to treat the Escrow Funds in accordance with Proposed Treasury Regulation Section 1.468B-8 (February 1, 1999). Accordingly, prior to the date of the final release of funds to Seller under Section 12.5(c), Buyer shall be treated as the owner of the Escrow Funds and thus shall take into account in filing its income Tax Returns all items of income, gain, loss and deduction with respect to the Escrow Funds in accordance with Proposed Treasury Regulation Section 1.468B-8(c). From and after such date, Buyer and Seller shall (i) be treated for Tax purposes as the owners of their respective shares of the Escrow Funds distributable to each under Section 12.5, (ii) provide notice of such amounts to the Escrow Agent in accordance with Proposed Treasury Regulation Section 1.468B-8(f) (or by such substitute method as may be required by the Escrow Agent), and (iii) take into account in filing its income Tax Returns its share of the items of income, gain, loss and deduction with respect to the Escrow Funds in accordance with Proposed Treasury Regulation Section 1.468B-8(e). Any amount distributed from the Escrow Account to Seller shall be treated as a payment pursuant to Buyer’s obligation to Seller arising from Seller’s sale of property, eligible to be reported under the installment sale provisions of Section 453 of the Code, if applicable. Neither Buyer nor Seller shall take any position for federal or state income Tax purposes that is inconsistent with the provisions of this Section 12.5(d).

ARTICLE XIII

TAXES

13.1 Tax Returns and Payments.

(a) Seller will (i) cause to be prepared and filed all Tax Returns for the TEAK Companies that are required to be filed on or prior to the Closing Date and (ii) coordinate with TexStar to cause to be prepared and filed the final federal income Tax Return of each Joint Venture and their respective subsidiaries, if any, for the tax period ending on the Closing Date.

(b) Except as provided in Section 13.1(a), Buyer will cause to be prepared and filed all Tax Returns for the Company and the Subsidiaries that are required to be filed after the Closing Date.

(c) Ad valorem, personal property and similar Taxes assessed with respect to any period that begins before and ends after the Effective Time shall be allocated between Seller and Buyer as of the Effective Time. The amount allocated to Seller shall be equal to the amount of such Taxes for such period multiplied by a fraction, the numerator of which is the number of days in such period prior to the Effective Time and the denominator of which is the number of days in such period. The amount allocated to Buyer shall be equal to the amount of such Taxes for such period multiplied by a fraction, the numerator of which is the number of days in such period on and after the Effective Time and the denominator of which is the number of days in such period. If the actual amount of such Taxes for such period is not known as of the Closing Date, then the amount of such Taxes for such period shall be deemed to be equal to the amount of such Taxes assessed for the preceding tax period. Any other Taxes with respect to any such period will be allocated based on a closing of the books method.

13.2 Cooperation. Each party shall provide the other party with such cooperation and information as it reasonably may request with respect to the Company in filing any Tax Return, amended Tax Return or claim for refund, determining a liability for Taxes or a right to a refund of Taxes or participating in or conducting any audit or other proceeding in respect of Taxes. Each party shall bear its own expenses in complying with the foregoing provisions.

13.3 Sales and Use Taxes. Buyer and Seller will each bear 50% of the payment of any sales or use, transfer or other similar Taxes due as a result of the transactions contemplated in this Agreement regardless of which party is required to file and initially pay such amounts, and shall indemnify each other accordingly. The parties will cooperate in obtaining any exemptions from any such sales, use or other transfer Taxes that may be due as a result of the transactions contemplated in this Agreement.

ARTICLE XIV

CASUALTY LOSSES

In the event of damage by fire or other casualty to the pipeline, facilities and other tangible real property of the Company or its Subsidiaries after the date of this Agreement but prior to the Closing (“Casualty Loss”), then subject to Section 11.1(b)(v): (a) this Agreement shall remain in full force and effect; (b) Buyer shall take title to the Member Interests without reduction of the Base Purchase Price; and (c) Seller shall, at Seller’s sole election, either (i) assign to Buyer any insurance claims related to such damage and pay any deductibles, or (ii) repair or replace such damaged property to a condition similar to the condition of the affected property immediately prior to the Casualty Loss and retain all insurance claims and payments with respect thereto. Until the Closing Date, the Company shall maintain its existing insurance coverage, and in the event of a Casualty Loss that is not covered by such insurance, except as provided in this Section, Seller shall have no obligation to Buyer with respect thereto; provided that, following the Closing, if Buyer so requests in writing, and if Seller has not repaired the damage or replaced the affected property, Seller will assign any rights it may have against third parties with respect to such damage.

ARTICLE XV

GENERAL

15.1 Amendments. This Agreement may only be amended by an instrument in writing executed by Buyer, the Company and Seller.

15.2 Waivers. The observance of any term of this Agreement may be waived (either generally or in a particular instance and either retroactively or prospectively) by the party entitled to enforce such term, but such waiver shall be effective only if it is in a writing signed by the party entitled to enforce such term and against which such waiver is to be asserted. Unless otherwise expressly provided in this Agreement, no delay or omission on the part of any party in exercising any right or privilege under this Agreement shall operate as a waiver thereof, nor shall any waiver on the part of any party of any right or privilege under this Agreement operate as a waiver of any other right or privilege under this Agreement nor shall any single or partial exercise of any right or privilege preclude any other or further exercise thereof or the exercise of any other right or privilege under this Agreement.

15.3 Notices. Any notice or other communications required or permitted hereunder shall be in writing and shall be sufficiently given (and shall be deemed to have been duly given upon receipt) if sent by overnight mail, registered mail or certified mail, postage prepaid, by hand or by facsimile to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

If to Buyer, to:

Atlas Pipeline Mid-Continent Holdings, LLC

110 W. 7th St., Suite 2300

Tulsa, Oklahoma 74137

Attn: Jerry R. Shrader

Fax: (832) 925-3851

With a copy to:

Jones Day

717 Texas, Suite 3300

Houston, Texas 77002

Attn: Jeff Schlegel

Fax: (832) 239-3600

If to Seller or the Company, to:

TEAK Midstream Holdings, LLC

2602 McKinney Avenue, Suite 350

Dallas, Texas 75204

Attn: James R. Wales

Fax: (214) 468-8925

With a copy to:

NGP IX US Holdings, LP

125 E. John Carpenter Freeway, Suite 600

Irving, Texas 75062

Attn: Craig S. Glick

Fax: (972) 432-1441

With a copy to:

Thompson & Knight LLP

1722 Routh Street, Suite 1500

Dallas, Texas 75201

Attn: Jeffrey A. Zlotky

Fax: (214) 880-3131

15.4 Successor and Assigns, Parties in Interest. This Agreement shall be binding upon and shall inure solely to the benefit of the parties hereto and their respective successors, legal representatives and permitted assigns. Neither this Agreement nor any rights or obligations hereunder may be assigned without the written consent of the other parties; provided, however, that Seller and the Company acknowledge and agree that following the Closing, Buyer shall be entitled to assign, in whole or in part, its rights under this Agreement to any Affiliate of Buyer without any consent of Seller or the Company, and upon any such assignment, (a) the assignee thereof shall become a direct beneficiary of such rights as if it was a Party and (b) Buyer shall remain liable with respect to its obligations and agreements under Article XII hereof. Except for the foregoing, nothing in this Agreement, express or implied, is intended to or shall confer upon any Person, other than the parties hereto and their respective successors, legal representatives and permitted assigns, any rights, benefits or remedies of any nature whatsoever under or by reason of this Agreement, and no Person shall be deemed a third party beneficiary under or by reason of this Agreement, except as provided in Section 7.13, ARTICLE XII and Section 15.8.

15.5 Severability. If any provision of this Agreement or the application of any such provision to any Person or circumstance, shall be declared judicially to be invalid, unenforceable or void, such decision shall not have the effect of invalidating or voiding the remainder of this Agreement, it being the intent and agreement of the parties that this Agreement shall be deemed amended to modify such provision to the extent necessary to render it valid, legal and enforceable while preserving its intent or, if such modification is not possible, by substituting therefor another provision that is valid, legal and enforceable and that achieves the same objective.

15.6 Entire Agreement. This Agreement (including the Confidentiality Agreement, the Exhibits and Schedules hereto, and the Ancillary Documents) constitutes the entire agreement among the parties with respect to the subject matter hereof and supersedes all prior and contemporaneous agreements and understandings, whether written or oral, among the parties or any of them with respect to the subject matter hereof, and there are no representations, understandings or agreements relating to the subject matter hereof that are not fully expressed in this Agreement and the documents and instruments executed and delivered in connection herewith. All Exhibits and Schedules attached to this Agreement are expressly made a part of, and incorporated by reference into, this Agreement.

15.7 Schedules. The representations and warranties contained in ARTICLE IV and ARTICLE V are qualified by the Schedules. Nothing in the Schedules is intended to broaden the scope of any representation or warranty contained in the Agreement or to create any covenant unless clearly specified to the contrary herein. Inclusion of any item in the Schedules (a) shall be deemed to be a disclosure of such item on any other Schedule to which such disclosure’s applicability to such other Schedule is reasonably apparent on the face of such disclosure, (b) does not represent a determination that such item is material nor shall it be deemed to establish a standard of materiality, (c) does not represent a determination that such item did not arise in the ordinary course of business (d) does not represent a determination that the transactions contemplated by the Agreement require the consent of third parties and (e) shall not constitute, or be deemed to be, an admission to any third party concerning such item. The Schedules include descriptions of instruments or brief summaries of certain aspects of the Company and its Affiliates and business and their respective operations. The descriptions and brief summaries are not necessarily complete and are provided in the Schedules to identify documents or other materials previously delivered or made available.

15.8 Governing Law; Jurisdiction. This Agreement shall be governed by and construed in accordance with the laws of the State of Texas, without giving effect to any choice-of-law rules that may require the application of the laws of another jurisdiction. Each of the parties submits to the exclusive jurisdiction of any state or federal court sitting in Houston, Texas (in each case, including any applicable courts of appeal thereto), in any action or proceeding arising out of or relating to this Agreement and agrees that all claims in respect of the action or proceeding may be heard and determined in any such court; provided, however, that in any such action or proceeding to which any Financing Source is a party, each of the parties hereto shall submit to the exclusive jurisdiction of any state or federal court sitting in New York County, New York (in each case, including any applicable courts of appeal thereto) and agrees that all claims in respect of such action or proceeding may be heard and determined in any such court. Each party also agrees not to bring any action or proceeding arising out of or relating to this Agreement in any other court. Each of the parties waives any defense of inconvenient forum to the maintenance of any action or proceeding so brought. Notwithstanding anything herein to the contrary, none of the Financing Sources shall have any liability to any party to this Agreement or any of their respective controlling Persons, directors, officers, employees, agents, attorneys, Affiliates, members, managers, general or limited partners, stockholders, and shall not be obligated to any of them, or anyone claiming by or through them, to pay consequential, special, multiple, punitive or exemplary damages including, but not limited to, damages arising from loss of profits, business opportunities or goodwill in respect of any breach or failure to comply with this Agreement or in respect of any of the transactions contemplated hereby. The Financing Sources shall be express third-party beneficiaries of this Section 15.8.

15.9 Remedies. The parties acknowledge and agree that, except in the case of fraud or willful misconduct, the sole and exclusive remedies for any breach or failure to be true and correct, or alleged breach or failure to be true and correct, of any representation or warranty or any covenant or agreement in this Agreement, shall be termination of this Agreement in accordance with ARTICLE XI and indemnification in accordance with ARTICLE XII; provided that this Section 15.9 shall not limit the rights of the parties, if any, to seek specific performance or injunctive relief. NOTWITHSTANDING ANYTHING HEREIN TO THE CONTRARY, NO PARTY SHALL HAVE ANY OBLIGATIONS WITH RESPECT TO THIS AGREEMENT, OR OTHERWISE IN CONNECTION HEREWITH, FOR ANY INDIRECT, SPECIAL, CONSEQUENTIAL, EXEMPLARY OR PUNITIVE DAMAGES, EXCEPT TO THE EXTENT THAT SUCH DAMAGES ARE AN ELEMENT OF A THIRD PARTY CLAIM AGAINST AN INDEMNIFIED PARTY WHICH IS THE OBJECT OF INDEMNIFICATION HEREUNDER.

15.10 Expenses. Except as provided in ARTICLE III, Seller and the Company, on the one hand, and Buyer, on the other hand, shall each bear their own expenses (including, without limitation, fees and disbursements of counsel, accountants and other experts) incurred by it in connection with the preparation, negotiation, execution, delivery and performance of this Agreement, each of the other documents and instruments executed in connection with or contemplated by this Agreement and the consummation of the transactions contemplated hereby and thereby.

15.11 Release of Information; Confidentiality. Unless consultation is prohibited by applicable Law, Buyer and Seller shall consult with each other before issuing any press release or otherwise making any public statement with respect to this Agreement or the transactions contemplated hereby and shall not issue any such press releases or make any such public statement prior to such consultation (but no approval thereof shall be required).

15.12 Certain Construction Rules. The article and section headings and the table of contents contained in this Agreement are for convenience of reference only and shall in no way define, limit, extend or describe the scope or intent of any provisions of this Agreement. Whenever the context may require, any pronoun used in this Agreement shall include the corresponding masculine, feminine or neuter forms, and the singular form of nouns, pronouns and verbs shall include the plural and vice versa. In addition, as used in this Agreement, unless otherwise provided to the contrary, (a) all references to days, months or years shall be deemed references to calendar days, months or years and (b) any reference to a “Section,” “Article,” or “Schedule” shall be deemed to refer to a section or article of this Agreement or an Exhibit or Schedule attached to this Agreement. The words “hereof”, “herein”, and “hereunder” and words of similar import referring to this Agreement refer to this Agreement as a whole and not to any particular provision of this Agreement. Unless otherwise specifically provided for herein, the term “or” shall not be deemed to be exclusive. The words “made available to Buyer” or “made available by or on behalf of Seller” shall to mean made available through the electronic data room established and maintained by (or on behalf of) Seller in connection with this transaction, to the extent Buyer and its representatives have had access thereto, prior to the date hereof.

15.13 Waiver of Conflicts; Attorney Client Privilege.

(a) Buyer waives and will not assert, and Buyer agrees to cause its Affiliates (including the Company) to waive and not to assert, any conflict of interest arising out of or relating to the representation, after the Closing (the “Post-Closing Representation”), of Seller, Seller’s direct or indirect equity holders or any of their respective Affiliates or any present or former member, officer, employee, manager or director of the Company, Seller, Seller’s direct or indirect equity holders or any of their respective Affiliates (the “Designated Persons”) in any matter involving this Agreement, the Ancillary Agreements or any other agreements or transactions contemplated hereby, by any legal counsel currently representing Seller, the Company or any of their respective Affiliates in connection with this Agreement or any other agreements or transactions contemplated by this Agreement (the “Current Representation”).

(b) Buyer waives and will not assert, and Buyer agrees to cause its Affiliates (including the Company) to waive and not assert, any attorney client privilege with respect to any communication between any legal counsel and any Designated Person occurring during the Current Representation in connection with any Post-Closing Representation, including in connection with a dispute with Buyer or any of its Affiliates, it being the intention of the parties to this Agreement that all such rights to such attorney client privilege and to control such attorney client privilege shall be retained by Seller; provided that the foregoing waiver and acknowledgement of retention shall not extend to any communication not involving this Agreement or any other agreements or transactions contemplated thereby, or to communications with any Person other than the Designated Persons.

15.14 Confidentiality Agreement. The Confidentiality Agreement is hereby incorporated herein by reference and shall constitute a part of this Agreement for all purposes and shall remain in full force and effect following the execution of this Agreement until the earlier of the Closing or termination of the Confidentiality Agreement in accordance with its terms. Any and all information received by Purchaser pursuant to the terms and provisions of this Agreement shall be governed by the applicable terms and provisions of the Confidentiality Agreement.

15.15 Guaranty of Performance. Parent joins in the execution of this Agreement for the limited purpose of providing an irrevocable guaranty to and in favor of Seller and the Company of the due performance by Buyer of all of Buyer’s obligations to be performed prior to or upon the Closing pursuant to this Agreement. Parent’s guaranty hereunder is a primary obligation of Parent and shall be construed as unconditional and absolute, until the Closing Date and payment by Seller to Buyer of the Purchase Price. Seller and the Company, as applicable, may, prior to the Closing and payment by Seller to Buyer of the Purchase Price, resort to Parent for the payment or performance of any of Buyer’s obligations to be performed prior to or upon the Closing and payment by Seller to Buyer of the Purchase Price whether or not Seller or the Company shall have attempted to collect or exhaust remedies against Buyer or any other party prior to seeking payment hereunder. This guaranty pursuant to this Section 15.15 is a continuing guaranty and is binding as a continuing obligation of Parent until the Closing Date and cannot be assigned without the prior written consent of Seller, such consent to be at Seller’s sole and absolute discretion.

15.16 Counterparts. This Agreement may be executed (including by facsimile transmission) in multiple counterparts, each of which shall be deemed an original and all of which taken together shall constitute one instrument binding on all the parties, notwithstanding that all the parties are not signatories to the original or the same counterpart.

[Remainder of Page Intentionally Left Blank]

IN WITNESS WHEREOF, this Agreement has been duly executed as of the date first above written.

BUYER:

ATLAS PIPELINE MID-CONTINENT HOLDINGS, LLC, a Delaware limited liability company

By:	/s/ Eugene N. Dubay
	Name:	Eugene N. Dubay
	Title:	President

Joined by Parent for the sole purpose of Section 15.15:

PARENT:

ATLAS PIPELINE PARTNERS, L.P. a Delaware limited partnership

By:	Atlas Pipeline Partners GP, LLC,
a Delaware limited liability company and
its general partner

By:	/s/ Eugene N. Dubay
	Name:	Eugene N. Dubay
	Title:	President and Chief Executive Officer

Signature Pages to Purchase Agreement

COMPANY:

TEAK MIDSTREAM, L.L.C., a Delaware limited liability company

By:	/s/ James R. Wales
	Name:	James R. Wales
	Title:	Co-Chief Executive Officer

SELLER:

TEAK MIDSTREAM HOLDINGS, LLC, a Delaware limited liability company

By:	/s/ James R. Wales
	Name:	James R. Wales
	Title:	Co-Chief Executive Officer

Signature Pages to Purchase Agreement